UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

CLENE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee previously paid with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 16, 2024

Dear Stockholder:

You are cordially invited to attend Clene Inc.’s 2024 Annual Meeting of Stockholders on Wednesday, May 29, 2024 at 11:00 a.m. Eastern Daylight Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/CLNN2024. The Corporate Secretary’s Notice of Annual Meeting of Stockholders and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting.

We hope that you can join us. However, whether or not you plan to attend, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

Robert Etherington
President, Chief Executive Officer and Director

Clene Inc.

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

April 16, 2024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To the stockholders of Clene Inc:

Notice is hereby given that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Clene Inc., a Delaware corporation (the “Company,” “Clene,” “we,” “us,” or “our”), will be held virtually on Wednesday, May 29, 2024 at 11:00 a.m. Eastern Daylight Time. The Annual Meeting will be a completely virtual meeting of stockholders and will be conducted via a live audio webcast at www.virtualshareholdermeeting.com/CLNN2024 for the following purposes:

1.	to elect three directors to serve until the 2027 Annual Meeting of Stockholders;

2.	to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal year 2024;

3.	to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”);

4.	to indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our NEOs;

5.

to approve an amendment to our Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of common stock, par value $0.0001 per share (“Common Stock”), to 600,000,000;

6.

to approve an amendment to our Clene Inc. Amended 2020 Stock Plan (the “Amended 2020 Stock Plan”) to increase the number of shares of Common Stock reserved for issuance thereunder by 30,000,000 shares;

7.

to approve an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of our board of directors (the “Board”) without further approval or authorization of our stockholders;

8.

to approve the adjournment of the Annual Meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes to approve any of the proposals at the time of the Annual Meeting; and

9.	to transact any other business that properly comes before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Proposal No. 1 relates solely to the election of the three directors nominated by the Company’s Board and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

The Board has selected Monday, April 1, 2024, as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 6550 South Millrock Drive, Suite G50, Salt Lake City, Utah 84121 for ten days before the Annual Meeting. If you would like to view the list, please contact us to schedule an appointment by emailing ir@clene.com. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the Annual Meeting.

Except for those stockholders that have already requested printed copies of our proxy materials, the proxy materials for the Annual Meeting will be furnished to you online. We anticipate that on or about April 16, 2024, we will mail or email our stockholders of record a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our 2024 Proxy Statement and 2023 Annual Report on Form 10-K (the “Annual Report”) and how to vote online. If you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability to request a printed copy of the proxy materials.

We believe that mailing or emailing the Notice of Internet Availability and posting the proxy materials online allows us to provide you with the information you need more quickly while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

All stockholders of record are cordially invited to attend the Annual Meeting virtually. You will be able to submit your questions and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/CLNN2024. You will not be able to attend the Annual Meeting in person.

For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability you received in the mail, the section titled “How do I Vote” in the Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in accordance with the instructions provided to you in the Notice of Internet Availability to ensure that your vote is counted at the Annual Meeting.

Any stockholder of record attending the virtual Annual Meeting may vote at the Annual Meeting even if such stockholder has previously returned a proxy. Each stockholder may appoint only one proxy holder to attend the Annual Meeting on such stockholder’s behalf. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Jerry Miraglia
General Counsel and Corporate Secretary

i

Clene Inc.

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

PROXY STATEMENT FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2024

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q: A:

Who is soliciting my proxy?

Our Board is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2024 Annual Meeting of Stockholders or any adjournment or postponement thereof. Certain of our directors, executive officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email, or fax, or online during the Annual Meeting.

Q: A:

Why did I receive a notice regarding the availability of proxy materials through the Internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice of Internet Availability. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

As permitted by SEC rules, we will deliver one Annual Report or Proxy Statement to multiple stockholders sharing the same address unless we have received contrary instructions. We will, upon written or oral request, deliver promptly a separate copy of our Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of our Annual Report or Proxy Statement was delivered by calling our Investor Relations department at (801) 676-9695 or by writing us at Clene Inc., 6550 South Millrock Drive, Suite G50, Salt Lake City, Utah 84121, Attention: Investor Relations, or to ir@clene.com. Any stockholder sharing a single copy of the Annual Report or Proxy Statement who wishes to receive a separate mailing of these materials in the future, or any stockholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents, should also notify us at the telephone number, address or email shown above.

Q: A:

When and where is the Annual Meeting being held?

The Annual Meeting will be held on Wednesday, May 29, 2024 at 11:00 a.m. Eastern Daylight Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CLNN2024. You will also be able to vote your shares online by attending the Annual Meeting webcast. To participate in the Annual Meeting, you will need the sixteen-digit control number provided on your proxy card. For more information, please review the information included on your proxy card or the instructions that accompanied your proxy materials.

The Annual Meeting will begin promptly at 11:00 a.m. Eastern Daylight Time on Wednesday, May 29, 2024. We encourage you to access the meeting prior to the start time, leaving ample time for log-in.

Q: A:

Who is entitled to vote at the Annual Meeting?

Only our stockholders of record at the close of business on April 1, 2024 may vote. Each share of Common Stock outstanding on that date is entitled to one vote on all matters to come before the Annual Meeting.

Q: A:

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the stockholder of record for those shares. A minority of our shares are held by stockholders who are stockholders of record. We have sent the Notice of Internet Availability directly to you if you are a stockholder of record.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” The vast majority of our shares are held by stockholders who are beneficial owners. If you are a beneficial owner, you did not receive a Notice of Internet Availability directly from us, but your broker, bank, or other nominee forwarded you a notice together with voting instructions for directing that organization how to vote your shares, as further described under “How do I vote and how do I revoke my proxy?” below.

Q: A:	How do I vote? If you are a stockholder of record, you may vote your shares online during the Annual Meeting or by proxy. To vote by proxy, please vote in one of the following ways:

1.	Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice of Internet Availability.
2.	Via Telephone. If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.
3.	Via Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct. If you vote your shares over the telephone, you must select a voting option — “FOR,” “WITHHOLD ALL,” or “FOR ALL EXCEPT” (for Proposal No. 1); “FOR,” “AGAINST,” or “ABSTAIN” (for Proposal No. 2, Proposal No. 3, Proposal No. 5, Proposal No. 6, Proposal No. 7, and Proposal No. 8); and “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” (for Proposal No. 4) — for your proxy to be counted on that proposal.

If you are a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the Proxy Statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you wish to vote during the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee holding your shares.

Q: A:

What is the deadline for submitting a proxy?

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. To be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Daylight Time on May 28, 2024. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q: A:

What constitutes a quorum?

On the Record Date, we had 128,433,721 shares of Common Stock outstanding. The holders of a majority of the issued and outstanding stock entitled to vote must be present at the Annual Meeting or represented by proxy to constitute a quorum. Voting can only take place during the Annual Meeting if a quorum is present. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present, and therefore included for the purposes of determining whether a quorum is present at the Annual Meeting.

Q: A:	What proposals am I voting on? You will be voting on eight proposals:

1.	Proposal No. 1 is to elect Jonathon T. Gay, Vallerie V. McLaughlin, M.D., and Reed N. Wilcox to the Board for a three-year term ending at the 2027 Annual Meeting of Stockholders.
2.	Proposal No. 2 is to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2024.
3.	Proposal No. 3 is to approve, on an advisory basis, the compensation of our NEOs.
4.	Proposal No. 4 is to indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our NEOs.
5.	Proposal No. 5 is to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 600,000,000.
6.	Proposal No. 6 is to approve an amendment to our Amended 2020 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 30,000,000 shares.
7.

Proposal No. 7 is to approve an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of our Board without further approval or authorization of our stockholders.

8.

Proposal No. 8 is to approve the adjournment of the Annual Meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes to approve any of the proposals at the time of the Annual Meeting.

Q: A:	How does the Board recommend that I vote? The Board recommends that you vote your shares:

1.	“FOR” each of the nominees for election as a director (Proposal No. 1).
2.	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2024 (Proposal No. 2).
3.	“FOR” the approval, on an advisory basis, of the compensation of our NEOs (Proposal No. 3).
4.	For “ONE YEAR,” on an advisory basis, for the preferred frequency of stockholder advisory votes on the compensation of our NEOs (Proposal No. 4).
5.	“FOR” the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 600,000,000 (Proposal No. 5).
6.	“FOR” the approval of an amendment to our Amended 2020 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 30,000,000 shares (Proposal No. 6).
7.

“FOR” the approval of an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of our Board without further approval or authorization of our stockholders (Proposal No. 7).

8.

“FOR” the approval of the adjournment of the Annual Meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes to approve any of the proposals at the time of the Annual Meeting (Proposal No. 8).

Q: A:	What vote is required to approve each proposal and what is the effect of abstentions and broker non-votes?
Proposal No.	Proposal Description	Vote Required for Approval	Effect of Withheld Votes or Abstentions	Effect of Broker Non-Votes
1	Election of directors.	Directors shall be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	No effect	No effect
2	Ratification of the appointment of our independent registered public accounting firm.	Majority of the votes cast.	No effect	Not expected to result and would have no effect
3	Approval, on an advisory basis, of our executive compensation.	Majority of the votes cast.	No effect	No effect
4	Indication, on an advisory basis, of the preferred frequency of stockholder advisory votes on our executive compensation.	The frequency (every one year, two years or three years) receiving the majority of the votes cast will be considered the frequency preferred by the stockholders. However, because this vote is advisory and non-binding, if none of the frequency options receives such a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders.	No effect	No effect
5	Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock.	Majority of the voting power of the stock of the Company entitled to vote thereon.	Against	Not expected to result but would have the same effect as a vote against
6	Approval of an amendment to our Amended 2020 Stock Plan to increase the number of shares of Common Stock reserved for issuance.	Majority of the votes cast.	No effect	No effect
7	Approval of an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of our Board without further approval or authorization of our stockholders.	A majority of the votes cast by the stockholders entitled to vote thereon.	No effect	Not expected to result and would have no effect
8	Approval of the adjournment of the Annual Meeting, if necessary, to permit further solicitation and vote of proxies.	Majority of the votes cast.	No effect	Not expected to result and would have no effect

Q: A:

How are votes counted?

All shares voted online at the Annual Meeting and entitled to vote will be counted, and all shares represented by properly executed and unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting as indicated in such proxies. You may vote “FOR” or “WITHHOLD” on Proposal No. 1 for each of the nominees for election as a director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of Proposal No. 2, Proposal No. 3, Proposal No. 5, Proposal No. 6, Proposal No. 7, and Proposal No. 8.

On Proposal No. 4, you may vote to recommend, by non-binding vote, the preferred frequency of every one year, two years or three years for stockholder advisory votes on the compensation of our NEOs, or you may abstain from voting. The frequency receiving the majority of the votes cast will be considered the frequency preferred by the stockholders. However, because this vote is advisory and non-binding, if none of the frequency options receives such a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders.

Q: A:	Is cumulative voting permitted for the election of directors? No, in accordance with our certificate of incorporation, you may not cumulate your votes for the election of directors.

Q: A:

What are broker non-votes?

A broker “non-vote” occurs when a broker, bank or other nominee that is the stockholder of record that holds shares for a beneficial owner, and which is otherwise counted as present or represented by proxy, does not vote on a particular proposal because that organization does not have discretionary voting power to vote on that proposal and has not received specific voting instructions from the beneficial owner.

Q: A:

What is the effect of not casting a vote or if I submit a proxy but do not specify how my shares are to be voted?

If you are a stockholder of record and you do not vote via the Internet, telephone, or by mail before the Annual Meeting, or virtually via the Internet at the Annual Meeting, your shares will not be voted at the Annual Meeting. If you submit a proxy, but you do not provide voting instructions, your shares will be voted in accordance with the recommendation of the Board.

If you are a beneficial owner and you do not provide the broker, bank or other nominee that is the stockholder of record for your shares with voting instructions, the organization will determine if it has the discretionary authority to vote on the proposal. Brokers, banks or other nominees have the discretion to vote on “routine” matters, such as Proposal No. 2, Proposal No. 5, Proposal No. 7, and Proposal No. 8. However, on “non-routine” matters such as Proposal No. 1, Proposal No. 3, Proposal No. 4, and Proposal No. 6, your broker, bank or other nominee must receive voting instructions from you because they do not have discretionary voting power for those proposals.

Q: A:

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters other than those listed in this Proxy Statement that will be presented for consideration at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, your proxy gives authority to the designated proxy holders to vote on such matters using their best judgment.

Q: A:

Can I revoke or change my vote?

Yes. If you are a stockholder of record and voted by proxy, you may revoke or change your proxy at any time by (i) voting again using the telephone or Internet before the applicable voting deadline of May 28, 2024 at 11:59 p.m. Eastern Daylight Time (your latest telephone or Internet proxy is the one that will be counted), (ii) by submitting a later dated proxy card or (iii) by giving timely written notice to our Corporate Secretary at Clene Inc., 6550 South Millrock Drive, Suite G50, Salt Lake City, Utah 84121 with a copy sent by e-mail to ir@clene.com. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Additionally, voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote online during the meeting – by voting during the Annual Meeting you automatically revoke your proxy. However, merely attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request it.

If you are a beneficial owner, you may generally revoke or change you vote by either (i) submitting new voting instructions  to your broker, bank or other nominee, or (ii) if you have obtained legal proxy from the organization that holds your shares, by attending and voting at the Annual Meeting. Please consult your broker, bank or other nominee for any specific rules it may have regarding your ability to revoke or change your vote.

Q: A:

What should I do if I receive more than one Notice of Internet Availability, set of proxy materials, or notice from my broker, bank or other nominee?

You may receive more than one Notice of Internet Availability, set of proxy materials, or notice from your broker, bank or other nominee, including multiple copies of proxy cards or voting instruction cards. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability or proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive, and/or follow the voting instructions on each Notice of Internet Availability or other notice you receive, to ensure that all your shares are voted.

Q: A:

How can I find the voting results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be filed in a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

Q: A:

Who is paying for this solicitation?

We will pay for the solicitation of proxies. Our directors, executive officers and employees will not receive additional remuneration for their services. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our Common Stock.

Q: A:

How does the Board select nominees for election to the Board?

The Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate potential candidates differently based upon the source of the potential candidate. The Nominating and Corporate Governance Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to companies listed on the Nasdaq Capital Market (“Nasdaq”) and other regulatory requirements applicable to us. Please refer to “Proposal No. 1—Election of Directors” and our Code of Business Conduct and Ethics (a copy of which can be found at invest.clene.com/corporate-governance/governance-documents) for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by following the instructions as detailed in the question and answer below.

Q: A:

When are stockholder proposals and director nominations due for next year’s annual meeting?

Our Bylaws limit the business conducted at any annual meeting to (1) business in the notice of the Annual Meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the Annual Meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our Bylaws. Under our Bylaws, a stockholder must notify our Corporate Secretary in writing at our corporate headquarters at Clene Inc., 6550 South Millrock Drive, Suite G50, Salt Lake City, Utah 84121, Attention: Corporate Secretary, of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2025 Annual Meeting of Stockholders will be no earlier than January 29, 2025 and no later than February 28, 2025. The notice must give a brief description of the business to be brought before the Annual Meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our Bylaws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our Bylaws.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2025 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Corporate Secretary at our corporate headquarters at Clene Inc., 6550 South Millrock Drive, Suite G50, Salt Lake City, Utah 84121, Attention: Corporate Secretary, a written proposal no later than December 17, 2024. The submission must contain the information required under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

A stockholder may suggest one or more potential candidates for consideration by the Board as nominees for election as one of our directors at an annual meeting of stockholders. Pursuant to our governing documents and the General Corporation Law of the State of Delaware, this can be done by notifying our Corporate Secretary in writing at our corporate headquarters at Clene Inc., 6550 South Millrock Drive, Suite G50, Salt Lake City, Utah 84121, Attention: Corporate Secretary, not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2025 Annual Meeting of Stockholders will be no earlier than January 29, 2025 and no later than February 28, 2025. The notice must include all information about the potential candidate that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the potential candidate’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships between such stockholder and a beneficial owner on whose behalf the potential candidacy is made and their affiliates and associates, or others acting in concert, on the one hand, and each potential candidate, and their affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our Bylaws. The notice must also include certain additional information about and representations by, the stockholder and/or the beneficial owner, all as detailed in our Bylaws. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 31, 2025.

Q: A:

How may I communicate with the Board?

Stockholders and other interested parties may communicate with the Board, the Chairman of the Board or any other director or with the independent directors as a group or any other group of directors through the Chairman of the Board by sending an email to board@clene.com. Messages received will be forwarded to the appropriate director or directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board

Our Board has fixed the number of directors at nine. Our Board is divided into three classes, designated as Class I, Class II and Class III, that each serve staggered three-year terms. The terms of office of our Class I directors will expire at the upcoming Annual Meeting, the terms of office of our Class II directors will expire at the 2025 Annual Meeting of Stockholders, and the terms of office of our Class III directors will expire at the 2026 Annual Meeting of Stockholders.

We believe it is in our best interest to continue to have a classified board structure with three-year terms due to the uniqueness of our assets and strategies. Our focus on research and development of pharmaceuticals requires long-term business strategies, and we believe this requires our directors to have a long-term outlook and understanding rather than a focus on short-term results. We believe that this focus on long-term results will serve the Company well and create value for our stockholders. We believe that the classification of our Board will encourage experience and leadership stability and will assure desirable continuity in leadership and policy.

Selection of Nominees

Based on the recommendations from the Nominating and Corporate Governance Committee, our Board has nominated three continuing directors, Jonathon T. Gay, Vallerie V. McLaughlin, M.D., and Reed N. Wilcox, to stand for re-election to the Board, each to serve a three-year term expiring at the 2027 Annual Meeting of Stockholders or until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

Each of Mr. Gay, Dr. McLaughlin, and Mr. Wilcox are independent directors as defined by applicable Nasdaq listing standards governing the independence of directors. Each nominee has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve on the Board if elected. However, if any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board.

Class I Director Nominees for Election for a Three-Year Term Ending with the 2027 Annual Meeting of Stockholders:

Jonathon T. Gay Independent Director Age: 47 Director Since: 2020

Mr. Gay has been on our Board since December 2020. He is a Managing Partner at Kensington-SV Global Innovations LP (“KSV”), a growth stage investment firm which he co-founded in 2018. Prior to joining KSV, Mr. Gay served for five years as a Managing Partner and co-led the investment strategy of Kensington Capital Ventures (“KCV”), an investment group within Kensington Capital Holdings (“KCH”). While at KCV, he oversaw transaction and execution of deals and monitored portfolio companies. Previous to co-leading KCV, Mr. Gay was a principal at KCH, a single-family office where he focused on private equity and venture capital fund and direct investment strategies. Prior to joining KCH, Mr. Gay worked as a Vice President at HGGC in Palo Alto, California, where he performed functions in all aspects of the firm’s private equity practice including fund raising, investment sourcing, investment analysis and deal execution. Prior to joining HGGC, Mr. Gay served as an Operations Analyst at Sorenson Capital. Mr. Gay received his MBA from the Fuqua School of Business at Duke University. Mr. Gay was selected to serve as a director due to his investment experience in healthcare and biotechnology industries; expertise in venture, growth equity and late-stage investments; and proven business acumen.

Vallerie V. McLaughlin, M.D. Independent Director Age: 60 Director Since: 2021

Dr. McLaughlin has been on our Board since August 2021. She is the Kim A. Eagle M.D. Endowed Professor of Cardiovascular Medicine, to which she was appointed in 2014; and Director of the Pulmonary Hypertension Program at the University of Michigan in Ann Arbor, to which she was appointed in 2003. Dr. McLaughlin is a Fellow of the American College of Cardiology, American College of Chest Physicians, and American Heart Association (“AHA”). She has been the Principal Investigator of several major clinical trials of drug therapies for pulmonary arterial hypertension and has published numerous papers in this field. Dr. McLaughlin is a former editorial board member of Chest, a Guest Editor for the Journal of the American College of Cardiology, and past Editor-in-Chief of Advances in Pulmonary Hypertension. She is a past Chair of the Scientific Leadership Committee and past Chair of the Board of Trustees of the Pulmonary Hypertension Association, has chaired the American College of Cardiology Foundation/AHA Clinical Expert Consensus Document Committee for Pulmonary Arterial Hypertension, and was Chair of the Cardiovascular Medical Research and Education Fund Steering Committee. She received her medical degree from Northwestern University Feinberg School of Medicine in Chicago, IL, and completed her internal medicine residency at University of Michigan Hospitals and cardiology fellowship at Northwestern University. Dr. McLaughlin was chosen to serve as a director due to her medical credentials and depth of knowledge in the in the field of drug development and clinical trial conduct.

Reed N. Wilcox Independent Director Age: 76 Director Since: 2013

Mr. Wilcox has been on our Board since 2013. He is our co-founder and served as our Chief Development Officer from March 2013 to September 2014. From January 2015 to September 2019, Mr. Wilcox has provided strategic innovation and growth consulting services to us. Mr. Wilcox has extensive experience in management, growth and strategy consulting, having served as Vice President and Director of Boston Consulting Group, co-founder and Chief Development Officer of General Resonance, LLC, and founder and owner of Resonance RNW LLC. From September 2014 through June 2023, Mr. Wilcox was President, Trustee and member of the board executive committee of Southern Virginia University, a private liberal arts college in Buena Vista, Virginia, and he has since been designated as President Emeritus. Mr. Wilcox earned a B.S. in economics and international relations summa cum laude from Brigham Young University, MBA with High Distinction as a Baker Scholar from Harvard Business School, and J.D. cum laude from Harvard Law School. Mr. Wilcox is an inventor on over 20 U.S. patents and has extensive international business experience in Europe, Asia and Africa. His perspective as a co-founder and his strong background in strategy and innovation qualify him for service on our Board.

Vote Required and Board Recommendation

Directors shall be elected by the holders of the plurality of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES AS DIRECTOR.

Information Regarding the Board and Director Nominees

The following table provides summary information about the director nominees and our other directors, and the membership of our standing committees.

Name	Occupation	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Independent
Class I Director nominees for election for a three-year term ending with the 2027 annual meeting
Jonathon T. Gay (FE)	Managing Partner of Kensington-SV Global Innovations LP	M	—	M	✔
Vallerie V. McLaughlin, M.D.	Professor of Cardiovascular Medicine and Associate Chief Clinical Officer for Cardiovascular Services at the University of Michigan	—	—	M	✔
Reed N. Wilcox	President Emeritus of Southern Virginia University	—	—	—	✔
Class II Directors continuing in office until the 2025 annual meeting
David J. Matlin (CB)	Former Chief Executive Officer of MatlinPatterson Global Advisers LLC	—	—	C	✔
Arjun “JJ” Desai, M.D.	Chief Strategic Innovation Officer of Insightec	—	M	—	✔
Matthew Kiernan AM, Ph.D., DSc	Chief Executive Officer and Institute Director, Neuroscience Research Australia; Scientia Professor of Neuroscience, UNSW; Staff Neurologist, Sydney Local Health District	—	—	—	✔
Class III Directors continuing in office until the 2026 annual meeting
Robert Etherington	President and Chief Executive Officer of Clene Inc.	—	—	—	—
Shalom Jacobovitz (FE)	Chief Executive Officer of CiVi Biopharma, Inc.	M	C	—	✔
Alison H. Mosca (FE)	Managing Director and Chief Executive Officer of Kensington Capital Holdings	C	M	—	✔

(CB)	Chairman of the Board
(FE)	Audit Committee Financial Expert
C	Chair
M	Member

The following table provides information regarding the demographics of our nominees for director and directors continuing in office following the Annual Meeting.

Board Diversity Matrix
Total Number of Directors:	9

	Male	Female	Not Disclosed
Gender Identity:
Directors	6	1	2
Number of Directors Who Identify in Any of the Categories Below:
White	5	1	—
Two or More Races or Ethnicities	1	—	—
Did Not Disclose Demographic Background	—	—	2

Class II Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders:

David J. Matlin Independent Director Age: 62 Director Since: 2020

Mr. Matlin has been on our Board since December 2020 and the Chairman of our Board since May 2021, and is in charge of supervising and providing independent judgement to our Board, as well as overall strategic planning and business planning. Mr. Matlin was, until April 2021, the Chief Executive Officer of MatlinPatterson Global Advisers LLC, a global private equity firm, which he co-founded in 2002, as well as a co-founder of MatlinPatterson Asset Management, a series of U.S. based credit hedge funds begun in 2010. In 2017, Mr. Matlin made the decision to begin winding down his firm’s investment activities, returning billions of dollars to the various fund’s investors. In conjunction with this, in July 2021, two legacy MatlinPatterson funds, formed in 2003, which had been unable to settle foreign litigation already deemed meritless by the U.S. District Court for the Southern District in New York, filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in order to safeguard their investors while liquidating the funds’ assets. Mr. Matlin was a former Managing Director at Credit Suisse First Boston and also a founding partner of Merrion Group, L.P. He currently serves on the public board of TriSalus Life Sciences Inc. (NASDAQ: TLSI), as well as the board of several privately held companies. Mr. Matlin holds a J.D. from the Law School of the University of California at Los Angeles and a B.S. in economics from the Wharton School of the University of Pennsylvania. Mr. Matlin was selected to serve as a director due to his many years of experience successfully investing in and controlling a wide array of both mature and start-up businesses.

Arjun “JJ” Desai, M.D. Independent Director Age: 42 Director Since: 2023 Recommended by a non-management director

Dr. Desai has been on our Board since August 2023. He brings a diverse and successful track record as a Stanford trained clinical physician, medical technology executive, bio-technology executive, and investor. Dr. Desai’s early career started as a founding or early team member at multiple medical and biotechnology companies including Profusa, Qool Therapeutics, Incline Therapeutics, and Avinger. Concomitantly, he served as both clinical instructor and faculty for the Biodesign Program at Stanford. In 2016, Dr. Desai was recruited to serve as the Global Vice President, External Innovation for Johnson & Johnson, where he led the JLABS organization and Center for Device Innovation as Chief Operating Officer until 2018. He built 12 offices globally, with >500 early-stage assets under management across medical devices, pharmaceuticals, and consumer technology. In 2018, Dr. Desai was recruited to lead a global team at Insightec, the world's foremost leader in focused ultrasound therapeutics, with an emphasis on neuroscience. As a senior executive, Dr. Desai leads teams across Israel, Europe, the U.S., Japan, and China – responsible for strategic development, pharmaceutical drug development partnerships, and global market access and reimbursement. Dr. Desai serves on the Board of Directors for TriSalus Life Sciences (NYSE: TLSI), Obvius Robotics (board chairman), PathologyWatch, Tympa Health, Wesper, and as a senior advisor to Empyrean Neuroscience (co-founder; CRISPR Therapeutics). Dr. Desai holds an M.D. from the University of Miami Miller School of Medicine and a B.S. in economics from the University of Oklahoma. Dr. Desai was selected to serve as a director due to his medical credentials and experience as a medical technology and biotechnology executive.

Matthew Kiernan AM, Ph.D., DSc Independent Director Age: 57 Director Since: 2023 Recommended by our chief executive officer

Professor Kiernan has been on our Board since September 2023. He is the CEO and Institute Director of Neuroscience Research Australia, the Scientia Professor of Neuroscience at the University of NSW and Staff Specialist Neurologist for the South Eastern Sydney Local Health District since 2023. Prior to these roles, he held the prestigious appointment of Bushell Chair of Neurology at the University of Sydney from 2013 to 2023, and was Co-Director of the University’s Brain and Mind Centre from 2015 to 2023. Professor Kiernan leads a research group comprised of a team of clinicians, scientists, biomedical engineers, doctoral and postdoctoral students with a focus on neurological disease. His research team’s focus is clinical neurology, including frontotemporal dementia and motor neurone syndromes such as amyotrophic lateral sclerosis (“ALS”). Currently his team is investigating the mechanisms and the prevention of neurodegeneration in ALS and frontotemporal dementia; chemotherapy-induced neurotoxicity; spinal muscular atrophy and inherited neuropathies. His research has been recognized through a number of awards including the Sheila Essey Award of the American Academy of Neurology in 2022. Professor Kiernan is Editor Emeritus of the Journal of Neurology, Neurosurgery and Psychiatry (BMJ Publishing Group, United Kingdom), having served as Editor-in-Chief of the journal from 2010 to 2022. He is past President of the Australian and New Zealand Association of Neurologists, Board Member of Motor Neurone Disease Research Australia and President of the Brain Foundation, the largest priming institution for neuroscience in Australia, responsible for distributing funding towards research and medical education for the treatment and prevention of neurological disorders. In 2019, he was elected Chair of the World Federation of Neurology Research Committee for Neurodegenerative Disease and currently serves as Scientific Chair for the World Congress of Neurology. Professor Kiernan was selected to serve as a director due to his medical credentials, extensive experience in clinical trial conduct and expertise in neuroscience and clinical neurology.

Class III Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders:

Robert Etherington President, Chief Executive Officer, and Director Age: 57 Director Since: 2013

Mr. Etherington has been our President, Chief Executive Officer and Director since April 2013 and is in charge of overall management, business, and strategy of Clene. He has nearly 30 years of experience in commercialization of pharmaceuticals and biotechnology products. Mr. Etherington began his pharmaceutical career with a number of sales and marketing roles at Parke-Davis, a division of Pfizer, culminating in a Team Leader position that oversaw the drug Lipitor. He left Pfizer in 2000 to be the founding Director of Marketing of Actelion Pharmaceuticals, which was the largest biopharmaceutical company based in the EU until Johnson & Johnson Pharmaceuticals acquired the company in 2017. He joined Actelion in the year of its IPO and went on to hold various roles of increasing responsibility with a focus in cardiopulmonary disease. From 2016 to 2023, Mr. Etherington served on the board of directors of BioUtah, an independent trade association serving the life science industry in the state of Utah, including a term as Vice-Chair, Chairman and Executive Chair. Since 2018, he has also been a director of Corsair LLC, a privately held biotechnology company. Mr. Etherington obtained a B.S. in business with a pharmaceutical healthcare emphasis and an MBA from Brigham Young University, and also completed the alumnus-granting General Management Program at Harvard University. Mr. Etherington was selected to serve on our Board because of his experience in the pharmaceutical industry and because, as our founding Chief Executive Officer, he provides valuable operational and strategic insights to the Board’s decision-making process.

Shalom Jacobovitz Independent Director Age: 63 Director Since: 2013

Mr. Jacobovitz has been on our Board since March 2013 and served as the Chairman of our Board from November 2015 to May 2021. He has over 30 years of professional experience in the development of pharmaceuticals and biotechnology products. From October 2003 to April 2013, Mr. Jacobovitz served as the President of Actelion Pharmaceuticals U.S., Inc., a subsidiary of Actelion, and was responsible for implementing strategies globally. From April 2013 to February 2018, Mr. Jacobovitz was the Chief Executive Officer of American College of Cardiology, and was responsible for developing and implementing strategies and managing the members. Since March 2018, Mr. Jacobovitz has been serving at CiVi Biopharma, Inc., a biopharmaceutical company based in the United States, as the Chief Executive Officer and in charge of the overall management and business strategies. Mr. Jacobovitz earned a B.S. in biology from Western University, formerly known as the University of Western Ontario. Mr. Jacobovitz was selected to serve as a director because of his extensive experience in the pharmaceutical and biotechnology industries, training in strategy and proven leadership qualities.

Alison H. Mosca Independent Director Age: 51 Director Since: 2019

Ms. Mosca has been on our Board since September 2019. She brings over 25 years of experience, focused on private family wealth management, including wealth structuring, preservation and transfer, philanthropic advising, tax, investment and risk management counsel. Ms. Mosca is a Managing Director and Chief Executive Officer of Kensington Capital Holdings, a single family office she helped launch in 2008. Prior to founding Kensington Capital Holdings, she built a multi-family office within Audax Group, a leading middle-market private equity firm for the founding members and their families. Previous to her work at Audax Group, Ms. Mosca spent several years at PricewaterhouseCoopers in its Private Client Group and Audit Assurance practices, where she served a variety of clients including broker-dealers, venture capital and private equity funds and their general partners, investment managers, insurance, high tech and manufacturing companies. Ms. Mosca’s experience also includes both non-profit and for-profit board level experience and mentoring. She is a Certified Public Accountant and received an M.S. with distinction in Personal Financial Planning from Bentley University and a B.S., cum laude with university honors program distinction, in Accounting from Northeastern University. Ms. Mosca was selected to serve as a director because of her deep experience in financial, accounting and both public and private investment matters.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our auditor for the fiscal year ending December 31, 2024. Deloitte has served as our auditor since the year ended December 31, 2021.

Based on information in the Audit Committee Report provided elsewhere in this Proxy Statement, our Audit Committee is satisfied that Deloitte is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of Deloitte as our independent registered public accounting firm for fiscal year 2024. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Clene and its stockholders.

Representatives of Deloitte are expected to attend the Annual Meeting, be available to respond to appropriate questions, and will have the opportunity to make a statement if they desire to do so.

Principal Accounting Fees and Services

The aggregate fees for audit and other services provided by Deloitte for the fiscal years ended December 31, 2023 and 2022 are as follows:

	2023	2022
Audit Fees(1)	$415,999	$362,600
Audit-Related Fees(2)	82,690	144,190
Tax Fees	—	—
All Other Fees	—	—
Total	$498,689	$506,790

(1)

Audit Fees consist of professional services rendered for financial statement audit and review services that are customary under generally accepted auditing standards or that are customary for the purpose of rendering an opinion or review report on the financial statements.

(2)	Audit-Related Fees consist of professional services rendered for work performed in connection with registration statements such as issuance of consents and comfort letters.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accountant Services

Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. For engagements for audit-related or tax-related services within a specified dollar limit, the Chair of the Audit Committee has authority to provide such prior approval, and she reports to the full committee whenever she has exercised that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period, would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit. During the year ended December 31, 2023, all services provided by Deloitte were pre-approved by the Audit Committee.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the votes cast is required to ratify this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024.

PROPOSAL NO. 3

APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to cast an advisory, non-binding vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote.

Our executive compensation programs are designed to attract and retain individuals with the proper qualifications to manage and lead Clene, to motivate them to develop professionally and contribute to the achievement of our financial goals, and to ultimately create and grow our overall enterprise value. Our Compensation Committee regularly reviews our executive compensation programs to ensure they continue to meet our objectives and align our executive compensation structure with the interests of stockholders. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all our NEOs as described in this Proxy Statement. We encourage stockholders to read the section “—Executive Compensation” below for detailed information about our executive compensation programs and their objectives.

Our Board and Compensation Committee believe our executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, our Board and Compensation Committee asks that you vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative disclosures.”

Because this is an advisory vote, the outcome will not be binding on us or our Board or Compensation Committee. Nevertheless, our Board and Compensation Committee value the opinions expressed by our stockholders and will take the outcome of the vote into account in future determinations concerning our executive compensation program.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the votes cast is required to approve this proposal, on an advisory basis.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

INDICATION, ON AN ADVISORY BASIS, OF THE PREFERRED FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to cast an advisory, non-binding vote on how frequently we should seek an advisory, non-binding vote on the compensation of our NEOs (such as Proposal No. 3 beginning on page 15 of this Proxy Statement). Section 14A of the Exchange Act enables our stockholders to indicate, at least once every six years, how frequently we should seek an advisory, non-binding vote on the compensation of our NEOs, commonly referred to as a “say-on-frequency” vote. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory, non-binding vote on compensation of our NEOs once every one year, two years or three years.

After careful consideration, our Board and Compensation Committee have determined that an advisory, non-binding vote on compensation of our NEOs that occurs every year is the most appropriate alternative for the Company, and therefore our Board and Compensation Committee recommend that you vote for a one-year interval for the advisory, non-binding vote on compensation of our NEOs. In formulating its recommendation, our Board and Compensation Committee considered that an annual advisory, non-binding vote will enable our stockholders to provide timely, direct input on our executive compensation programs and is consistent with our efforts to engage in an ongoing dialogue with our stockholders. The next vote on the frequency of the advisory, non-binding vote on executive compensation is expected to be held at the 2030 Annual Meeting of Stockholders.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

The Board and Compensation Committee will consider the frequency option that receives the majority of the votes cast to be the recommendation of the stockholders. However, because this vote is advisory and non-binding, if none of the frequency options receives such a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Our Board and Compensation Committee value the opinions expressed by our stockholders in these votes, and even through non-binding, will consider the outcome of these votes in making its decisions on compensation of our NEOs. The Board and Compensation Committee may decide that it is in the best interests of our stockholders and the Company to hold an advisory, non-binding vote on compensation of our NEOs more or less frequently than the option approved by our stockholders.

Vote Required and Board Recommendation

The frequency option of one year, two years or three years receiving the majority of the votes cast will be considered the frequency for the advisory, non-binding vote on the compensation of our NEOs preferred by our stockholders. However, because this vote is advisory and non-binding, if none of the frequency options receives such a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “ONE YEAR” AS THE PREFERRED FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 5

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board has unanimously approved, subject to stockholder approval, an amendment to our Certificate of Incorporation (the “Authorized Share Increase Amendment”) to increase the number of our authorized shares of Common Stock (the “Authorized Share Increase Proposal”) from 300,000,000 to 600,000,000 (the “Authorized Share Increase”), subject to stockholder approval. The Board has not approved an increase in the shares of our preferred stock, par value $0.0001 per share (“Preferred Stock”).

Our Certificate of Incorporation currently authorizes the issuance of 300,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of April 1, 2024, 128,433,721 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. In addition, the following potentially dilutive shares were outstanding as of our latest quarter ended December 31, 2023:

●	5,360,658 shares of Common Stock issuable upon exercise of stock options granted under the Clene Nanomedicine, Inc. 2014 Stock Plan (the “2014 Stock Plan”);

●	16,485,730 shares of Common Stock issuable upon exercise of stock options granted under the Amended 2020 Stock Plan;

●	778,815 shares of Common Stock issuable upon vesting of rights to restricted stock awards and restricted stock units under the Amended 2020 Stock Plan;

●	819,592 shares of Common Stock reserved for future grant under the Amended 2020 Stock Plan;

●	105,432,083 shares of Common Stock issuable upon exercise of outstanding warrants;

●	1,732,703 shares of Common Stock issuable upon conversion of outstanding convertible notes payable; and

●

6,592,334 shares of Common Stock issuable upon vesting of earn-out shares, contingent upon our achievement of certain milestones under a merger agreement, dated September 1, 2020 (the “Merger Agreement”), pursuant to which we became a public company by effecting a reverse recapitalization on December 30, 2020.

The additional shares of Common Stock authorized by the Authorized Share Increase, if and when issued, would have the same rights and privileges as the shares of Common Stock previously authorized.

The additional shares of Common Stock authorized by the Authorized Share Increase could be issued at the discretion of the Board from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business, including in connection with the issuance and exercise of warrants, a split of or dividend on then-outstanding shares or in connection with any employee stock plan or program. Except to the extent required by applicable law or regulation, any future issuances of authorized shares of Common Stock may be approved by the Board without further action by the stockholders. The availability of additional shares of Common Stock would be particularly important in the event that the Board needs to undertake any of the foregoing actions on an expedited basis in order to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock where such approval might otherwise be required.

Although the Board will issue Common Stock only when required or when the Board considers such issuance to be in our best interest, the issuance of additional Common Stock may, among other things, have a dilutive effect on the earnings per share (if any) and on the equity and voting rights of our existing stockholders.

Additionally, the presence of such additional authorized but unissued shares of Common Stock could discourage unsolicited business combination transactions which might otherwise be desirable to stockholders. While it may be deemed to have potential anti-takeover effects, the proposed increase in the number of authorized shares of Common Stock is not prompted by any specific effort or takeover threat currently perceived by management. The Board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose, including as an alternative to an unsolicited business combination opposed by the Board, outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from the recommended increase.

If Proposal No. 5 is approved, the Board plans to file the Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware promptly thereafter. The Certificate of Amendment will become effective on the date of filing by the Secretary of State of the State of Delaware. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the planned increase in the authorized number of shares of Common Stock. A copy of the Certificate of Amendment as anticipated to be filed if Proposal No. 5 is approved is attached hereto as Annex A, and the description of the Certificate of Amendment herein is qualified entirely by reference to Annex A.

In addition to the Authorized Share Increase Proposal, we are seeking stockholder approval of the Reverse Stock Split Proposal (Proposal No. 7) at the Annual Meeting. If this Proposal No. 5 and Proposal No. 7 are both approved by our stockholders at the Annual Meeting and the Reverse Stock Split is implemented by our Board, we would expect to file the Authorized Share Increase Amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting and subsequently file a Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at a ratio to be determined by the Board within the range of ratios approved by the stockholders at the Annual Meeting.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon is required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 600,000,000.

PROPOSAL NO. 6

APPROVAL OF AN AMENDMENT TO OUR AMENDED 2020 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE

Overview

The Amended 2020 Stock Plan, which replaced our 2014 Stock Plan, was initially approved by our stockholders on December 30, 2020 and was previously amended on May 9, 2023. The purpose of the Amended 2020 Stock Plan is to attract and retain the services of (i) selected employees (approximately 67 persons), executive officers (approximately 6 persons), and directors of the Company or any parent or subsidiary (approximately 8 persons), and (ii) selected nonemployee agents, consultants, advisers, and independent contractors of the Company or any parent or subsidiary (approximately 10 persons).

Our Board has unanimously adopted, and is submitting for stockholder approval, an amendment to the Amended 2020 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 30,000,000 shares (from 18,400,000 shares to 48,400,000 shares). As of April 1, 2024, we had a total of 128,433,721 shares of Common Stock issued and outstanding, 17,596,920 shares of Common Stock issued under the Amended 2020 Stock Plan as stock options or restricted stock awards, and 476,347 remaining shares of Common Stock available for issuance under the 2020 Stock Plan. As of April 1, 2024, the closing price of our Common Stock on Nasdaq was $0.4199. Accordingly, our Board has determined that there are not sufficient shares of Common Stock available under the Amended 2020 Stock Plan to support our intended compensation programs over the next several years. Our Board believes that our equity compensation program, as implemented under the Amended 2020 Stock Plan, allows us to remain competitive with comparable companies in our industry by giving us the resources to attract and retain talented individuals to achieve our business objectives and build stockholder value. The ability to grant options and other equity-based awards helps us to motivate employees, executive officers, directors, and consultants and encourage them to devote their best efforts to our business and financial success.

If the Company’s stockholders approve this Proposal No. 6, we expect the number shares of Common Stock available for issuance under the Amended 2020 Stock Plan will be sufficient to meet our expected needs for up to three years based on our historical practices and performance and our anticipated future plans as determined by the Compensation Committee with input from its independent compensation consultant and our management. If the Company’s stockholders do not approve this Proposal No. 6, the current Amended 2020 Stock Plan will continue in its current form, but the proposed 30,000,000 share increase will not be effective and could result in a serious disruption of our compensation programs and will limit our ability to attract and retain the services of employees, executive officers, directors, and consultants.

Information Regarding the Amended 2020 Stock Plan

Burn Rate and Overhang

In setting and recommending to stockholders the number of additional shares to authorize under the Amended 2020 Stock Plan, the Board and Compensation Committee considered the historical number of equity awards granted under the Amended 2020 Stock Plan, and, as applicable, the 2014 Stock Plan, as well as the Company’s three-year average burn rate for the preceding three fiscal years as follows:

Fiscal Year	Stock Options Granted (A)	Stock Awards Granted (B)	Total (A) + (B)	Basic Weighted Average Common Shares Outstanding	Burn Rate
2021	3,881,122	—	3,881,122	61,558,455	6.30%
2022	6,371,537	—	6,371,537	65,204,663	9.77%
2023	7,053,200	43,479	7,096,679	104,938,819	6.76%
Three-year average					7.61%

An additional metric that we use to measure the cumulative dilutive impact of our equity program is fully-diluted overhang (the sum of (1) the number of shares subject to equity awards outstanding under our 2014 Stock Plan and Amended 2020 Stock Plan, but not yet exercised or settled and (2) the number of shares available to be granted under our Amended 2020 Stock Plan, divided by the sum of (1) the total shares of Common Stock outstanding at the Record Date, (2) the number of shares subject to equity awards outstanding under our 2014 and Amended 2020 Stock Plan, but not yet exercised or settled, and (3) the number of shares available to be granted under our Amended 2020 Stock Plan. Our approximate fully-diluted overhang as of the Record Date was 15.4% as a percent of fully-diluted common shares outstanding. If the amendment to the Amended 2020 Stock Plan is approved, our approximate potential fully-diluted overhang as of that date would increase to 29.4% and then will decline over time.

In addition to the preceding information, the following are significant factors that we considered in the evaluation of the Compensation Committee, with input from its independent compensation consultant and our management, in determining acceptable and targeted levels of dilution: (i) competitive data from relevant peer companies and (ii) potential future cost saving initiatives, including reductions in compensation, hiring freezes, and/or elimination of certain staff positions. Our equity programs are assessed on an ongoing basis and the Compensation Committee regularly consults with its independent compensation consultant and management.

Outstanding Awards

The grant of awards under the Amended 2020 Stock Plan is discretionary, and we cannot determine now the number or type of options or other awards to be granted in the future to any particular person or group. The awards granted under the Amended 2020 Stock Plan as of April 1, 2024, are as follows:

Name and Position	Number of Options Granted	Number of Stock Awards Granted
Named Executive Officers:
Robert Etherington, President and Chief Executive Officer	2,549,652	172,189
Mark Mortenson, Chief Science Officer	1,875,000	107,692
Morgan R. Brown, Chief Financial Officer	1,075,000	—
All current executive officers as a group (6 persons)	9,220,652	342,771
All current non-employee directors as a group (8 persons)	1,873,676	132,222
All employees, excluding current executive officers	5,734,647	292,952

Purpose of the Amended 2020 Stock Plan

Our Amended 2020 Stock Plan was approved by our stockholders on December 30, 2020 (the “Effective Date”) and amended on May 9, 2023. The purpose of the Amended 2020 Stock Plan is to attract and retain the services of (i) selected employees, executive officers, and directors of the Company or any parent or subsidiary, and (ii) selected nonemployee agents, consultants, advisers, and independent contractors of the Company or any parent or subsidiary. Our employee equity compensation program, as implemented under the Amended 2020 Stock Plan, will allow us to remain competitive with comparable companies in our industry by giving us the resources to attract and retain talented individuals to achieve our business objectives and build stockholder value. The ability to grant options and other equity-based awards will help us to motivate employees, executive officers, directors, and consultants and encourage them to devote their best efforts to our business and financial success.

Description of the Amended 2020 Stock Plan

Subject to adjustment for various corporate actions such as stock splits or mergers described in more detail below, the shares to be offered under the Amended 2020 Stock Plan will consist of our Common Stock, and the total number of shares of Common Stock that may be issued under the Amended 2020 Stock Plan is 18,400,000, all of which may be issued pursuant to Incentive Stock Options or any other type of award under the Amended 2020 Stock Plan. If an option or other award granted under the Amended 2020 Stock Plan expires, terminates or is cancelled, the unissued shares subject to that option or award shall again be available under the Amended 2020 Stock Plan. If shares awarded pursuant to the Amended 2020 Stock Plan are forfeited to or repurchased at original cost by the Company, the number of shares forfeited or repurchased at original cost shall again be available under the Incentive Plan.

Options and stock awards may be granted at any time after the Effective Date and before termination of the Amended 2020 Stock Plan. The Amended 2020 Stock Plan will continue in effect until the earlier of (i) the date that is ten years after the Effective Date or (ii) such time as all shares available for issuance under the Amended 2020 Stock Plan have been issued and all restrictions on the shares have lapsed. Our Board may suspend or terminate the Amended 2020 Stock Plan at any time except with respect to options and stock awards then outstanding under the Amended 2020 Stock Plan. No options or stock awards may be granted under the Amended 2020 Stock Plan after its termination. Termination does not affect any outstanding options or stock awards, any right of ours to repurchase shares or the forfeitability of shares issued under the Amended 2020 Stock Plan.

The Amended 2020 Stock Plan is administered by our Board or our Compensation Committee to which the Board may delegate any or all authority for the administration of the Amended 2020 Stock Plan. If authority is delegated to our Compensation Committee, all references to the Board in the Amended 2020 Stock Plan and in this description shall mean and relate to the Compensation Committee, except (i) as otherwise provided by the Board; and (ii) that only the Board may amend or terminate the Amended 2020 Stock Plan. The Board or the Compensation Committee shall determine and designate the individuals to whom options or other awards shall be made (“Recipients”), the number of such options or awards, and the other terms and conditions of such options or awards. Subject to the provisions of the Amended 2020 Stock Plan and applicable law, the Board may adopt and amend rules and regulations relating to the administration of the Amended 2020 Stock Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares, and make all other determinations in the judgment of the Board necessary or desirable for the administration of the Amended 2020 Stock Plan. The interpretation and construction of the provisions of the Amended 2020 Stock Plan and related agreements by the Board shall be final and conclusive. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Amended 2020 Stock Plan or in any related agreement in the manner, and to the extent it deems expedient to carry the Amended 2020 Stock Plan into effect, and the Board shall be the sole and final judge of such expediency.

Our Board may, from time to time, take the following actions, separately or in combination, under the Amended 2020 Stock Plan: (i) grant incentive stock options as defined in Section 422 of the Internal Revenue Code, (ii) grant options other than incentive stock options; and (iii) grant stock awards as defined in the Amended 2020 Stock Plan. Awards may be made to employees, executive officers, directors, and other individuals selected by the Board, provided that only our employees or employees of any subsidiary are eligible to receive incentive stock options. The Board will select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.

With respect to each option grant, the Board will determine the number of shares subject to the option, the exercise price, the duration of the option, the times at which the option may be exercised and whether the option is an incentive stock option or a non-statutory stock option. The exercise price per share will be determined by the Board at the time of the grant. The exercise price will not be less than 100% of the fair market value of the Common Stock covered by the option at the date the option is granted (110% for holders of 10% or more of our voting power). The fair market value will be the closing price of the Common Stock on the last trading day before the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board in good faith. No Recipient of any option or other award under the Amended 2020 Stock Plan will have any rights as a stockholder with respect to any shares of Common Stock subject to such option or award until the date the Recipient becomes the holder of record of such shares.

The Board may issue shares under the Amended 2020 Stock Plan as stock awards for any form of consideration determined by the Board, including promissory notes and services and including no consideration or such minimum consideration as may be required by law. Stock awards shall be subject to the terms, conditions, and restrictions determined by the Board. The restrictions may include restrictions concerning transferability, repurchase by the Company, and forfeiture of the shares issued, together with any other restrictions determined by the Board. Stock awards subject to restrictions may be either restricted stock awards under which shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied or restricted stock units under which shares are not issued until after vesting conditions are satisfied. The related stock award agreement may contain any terms, conditions, restrictions, representations, and warranties required by the Board. No shares shall be issuable under a restricted stock award or similar stock award after the expiration of ten years from the date such award is granted.

We may require any Recipient of a stock award to pay to us in cash or by check amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the Recipient fails to pay the amount demanded, we may withhold that amount from other amounts payable to the Recipient, including salary, subject to applicable law. With the Board’s consent, a Recipient may satisfy this obligation, in whole or in part, by instructing us to withhold from any shares to be issued or by delivering to us other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the amount necessary to pay tax withholding to each jurisdiction calculated at the maximum tax rate applicable to income earned in that jurisdiction.

If our outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of any stock split, reverse stock split, combination of shares, dividend payable in shares, recapitalization, reclassification or other distribution of Common Stock to stockholders generally without the receipt of consideration by us, appropriate adjustment will be made by the Board in the number and kind of shares available for grants under the Amended 2020 Stock Plan and in all other share amounts set forth in the Amended 2020 Stock Plan. In addition, the Board will make appropriate adjustments in (i) the number and kind of shares subject to outstanding awards, and (ii) the exercise price per share of outstanding options, so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained. Unless otherwise determined by the Board, in the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which we are a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets, the Board shall, in its sole discretion and to the extent possible under the structure of the transaction and the Amended 2020 Stock Plan, with respect to each outstanding option and stock award under the Amended 2020 Stock Plan, choose how options and awards shall be handled.

The Board may at any time modify or amend the Amended 2020 Stock Plan in any respect; provided, however, that any modification or amendment of the Amended 2020 Stock Plan shall be subject to stockholder approval to the extent required under applicable law or the rules of Nasdaq. No change in an option or other award already granted shall be made without the written consent of the Recipient if the change would adversely affect such Recipient.

U.S. Federal Income Tax Consequences

Stock option grants under the Amended 2020 Stock Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Our practice has been (i) to grant incentive stock options to executive officers and employees up to the $100,000 per year limitation under Section 422 of the Code, with any options in excess of the limited granted as non-qualified stock options, and (ii) to grant non-qualified stock options to directors and consultants. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the fair market value of the common stock on the exercise date and the stock option exercise price. We will be entitled to a corresponding deduction on our corporate income tax return. A participant will have no taxable income upon exercising an incentive stock option provided that the applicable periods for holding the resulting shares of stock are satisfied (except that alternative minimum tax may apply), and we will receive no deduction when an incentive stock option is exercised. The tax treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

For restricted stock awards, no taxes are due when the award is initially made (unless the recipient makes a timely election under Section 83(b) of the Code), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid at ordinary rates on the value of the stock when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date. Similarly, for RSUs, the award generally becomes taxable when the shares vest. Income tax is paid at ordinary rates on the value of the RSUs when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date.

The Amended 2020 Stock Plan has been drafted with the intention of avoiding the application of taxes under Section 409A of the Code to any participant on account of the grant, vesting, or settlement of awards.

Equity Compensation Plan Information

The number of shares of our Common Stock that may be issued under existing equity compensation plans as of December 31, 2023 was as follows:

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options and Stock Awards	Weighted-Average Exercise Price of Outstanding Options(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders—Clene Inc. Amended 2020 Stock Plan	17,264,545	$2.64	819,592
Equity compensation plans not approved by security holders—Clene Nanomedicine, Inc. 2014 Stock Plan	5,360,658	$1.11	—
Total	22,625,203	$2.26	819,592

(1)	Stock awards have been excluded for purposes of calculating weighted average exercise prices.

Amendment to the Amended 2020 Stock Plan

Description of the Amendment to the Amended 2020 Stock Plan

The following is a summary of the proposed amendments to the Amended 2020 Stock Plan. The Amended 2020 Stock Plan for stockholder approval is included as Annex B to this Proxy Statement and the description of the amendment to the Amended 2020 Stock Plan herein is qualified entirely by reference to Annex B.

●	Section 2 of the Amended 2020 Stock Plan is amended to include an additional 30,000,000 shares of Common Stock reserved for issuance thereunder.

New Plan Benefits

The benefits or amounts that will be received by or allocated to any executive officers or employees under the Amended 2020 Stock Plan are not currently determinable since grants are at the discretion of the Compensation Committee.

SEC Registration

If Proposal No. 6 is approved, we intend to file a registration statement on Form S-8 in mid-2024 to register the additional shares added to the Amended 2020 Stock Plan.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the votes cast is required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR AMENDED 2020 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 30,000,000 SHARES.

PROPOSAL NO. 7

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO NOT LESS THAN 1-FOR-5 AND NOT GREATER THAN 1-FOR-20, WITH THE EXACT RATIO TO BE SET WITHIN THAT RANGE AT THE DISCRETION OF OUR BOARD WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR STOCKHOLDERS

Overview

The Board believes that it is advisable and in the best interests of the Company and its stockholders, and has unanimously approved, subject to stockholder approval, an amendment to our Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-20 (the “Reverse Stock Split”), with final decision of whether to proceed with the Reverse Stock Split, the effective time of the Reverse Stock Split, and the exact ratio of the Reverse Stock Split determined by the Board, in its sole discretion and without further approval or authorization of our stockholders. If the Certificate of Amendment is filed with the Secretary of State of the State of Delaware, the Certificate of Amendment will effect the Reverse Stock Split by reducing the number of issued and outstanding shares of our Common Stock by the ratio to be determined by our Board, but will not increase the par value of our Common Stock.

If the stockholders approve the Reverse Stock Split, and the Board effects the Reverse Stock Split, the Reverse Stock Split will become effective as of a date and time to be determined by the Board (the “Effective Time”) that will be specified in the Certificate of Amendment. If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Annual Meeting, the authority granted in this Proposal No. 7 to effect the Reverse Stock Split will terminate.

The Board believes that stockholder adoption of a range of ratios for the Reverse Stock Split (as opposed to adoption of a single ratio or a set of fixed ratios) provides maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is in the best interests of the Company. In determining a ratio following the receipt of stockholder adoption, the Board may consider, among other things, factors such as:

●	the historical trading price and trading volume of our Common Stock;

●	the number of outstanding shares of our Common Stock;

●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

●	the anticipated impact of the Reverse Stock Split on our ability to raise additional financing;

●

the number of shares of Common Stock needed to reserve for issuance upon exercise and conversion of all outstanding warrants, options and other securities convertible into or exercisable for Common Stock;

●	the continued listing requirements of Nasdaq; and

●	prevailing general market and economic conditions.

The Board reserves the right to elect to not effect the Reverse Stock Split, notwithstanding stockholder adoption thereof, and consequently abandon and not file the Certificate of Amendment if it determines, in its sole discretion, that the Reverse Stock Split is no longer needed to regain compliance with the Minimum Bid Price Requirement (defined below) or is no longer in the best interests of the Company.

The form of the proposed Certificate of Amendment to effect the Reverse Stock Split is attached as Annex C to this Proxy Statement, and the description of the Certificate of Amendment herein is qualified entirely by reference to Annex C. The Certificate of Amendment will include the reverse stock split ratio selected by our Board, within the range approved by our stockholders. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary, appropriate or convenient to effect the Reverse Stock Split.

By approving Proposal No. 7, stockholders will approve the Certificate of Amendment, pursuant to which any whole number of issued shares, between and including 5 and 20, would be combined into one share of Common Stock, and authorize the Board to cause the Certificate of Amendment to be filed, as determined by the Board in the manner described herein.

All holders of our Common Stock will be affected proportionately by the Reverse Stock Split. No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive cash as set forth below under “— No Fractional Shares.” Each stockholder will hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except to the extent that the Reverse Stock Split results in stockholders receiving cash in lieu of fractional shares.

Purpose of the Reverse Stock Split

Nasdaq Listing Rules

Our Common Stock is listed on Nasdaq under the symbol “CLNN.” To maintain a listing on Nasdaq, we must satisfy various listing standards. As previously disclosed, on August 1, 2023, we received a written notice from Nasdaq that for the last 30 consecutive business days, the bid price for our Common Stock had closed below the minimum $1.00 per share requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a period of 180 calendar days, or until January 29, 2024, to regain compliance with the Minimum Bid Price Requirement. On January 30, 2024, the Company received a notice from Nasdaq that, while the Company had not regained compliance with the Minimum Bid Price Requirement, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), it was eligible for an additional 180 calendar day period, or until July 29, 2024, to regain compliance with the Minimum Bid Price Requirement. If the minimum bid price of our Common Stock on Nasdaq does not appreciate prior to these deadlines, we believe that the Reverse Stock Split is our best option to meet the criteria to comply with the Minimum Bid Price Requirement. A decrease in the number of outstanding shares of our Common Stock resulting from the Reverse Stock Split should, absent other factors, assist in ensuring that the per share market price of our Common Stock remains above the price for continued listing on Nasdaq. However, there can be no assurance that we would continue to comply with the Minimum Bid Price Requirement following the Reverse Stock Split.

The Board has considered the potential harm to us and our stockholders should Nasdaq delist our Common Stock. If our Common Stock is delisted from Nasdaq, we believe it would likely be eligible to be quoted over-the-counter on an inter-dealer electronic quotation and trading system operated by OTC Markets Group. These markets are generally considered not to be as efficient as, and not as broad as, Nasdaq. Selling our Common Stock in these markets could be more difficult because smaller quantities of shares would likely be bought and sold and transactions could be delayed. Furthermore, any delisting may cause our Common Stock to be subject to the “penny stock” regulations promulgated by the SEC. Under such regulations, broker-dealers are required to, among other things, comply with disclosure and special suitability determinations prior to the sale of shares of Common Stock. If our Common Stock becomes subject to these regulations, the market price of our Common Stock and the liquidity thereof would be materially and adversely affected. These factors could result in lower prices and larger spreads in the bid and ask prices for our Common Stock. Additionally, delisting may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our Common Stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities. As of April 1, 2024, our Common Stock closed at $0.4199 per share on Nasdaq. The Reverse Stock Split, if effected, would likely have the immediate effect of increasing the price of our Common Stock on Nasdaq, therefore reducing the risk that our Common Stock could be delisted from Nasdaq.

General Investment Considerations

We believe that a reverse stock split could make our Common Stock more attractive to a broader range of institutional and other investors. We believe that many brokerage firms and institutional investors have internal policies and practices that may prohibit them from investing in low-priced stocks or discourage individual brokers from recommending low-priced stocks to their customers. Moreover, because brokers’ commissions on low-priced stocks generally represent a relatively high percentage of the stock price, transaction costs would represent a higher percentage of total share value, which could result in decreased trading volume and increased volatility in the trading price of our Common Stock. Analysts at many brokerage firms also do not monitor the trading activity or otherwise provide coverage of low-priced stocks. We believe that a reverse stock split could make our Common Stock more attractive and cost effective for many investors, which could enhance the liquidity of our Common Stock. In addition, these factors may affect our ability to raise additional capital through the sale of our Common Stock.

Risks and Potential Disadvantages Associated with a Reverse Stock Split

Our Board believes that a reverse stock split is a potentially effective means to increase the per share market price of our Common Stock and thus enable us to regain and maintain compliance with the Minimum Bid Price Requirement. However, there are a number of risks and potential disadvantages associated with a reverse stock split, including the following:

●

The Board cannot predict the effect of a reverse stock split upon the market price of our Common Stock, and the success of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Recently, the market price of our Common Stock has declined substantially, and the equity markets have experienced and continue to experience substantial volatility due to a variety of global macroeconomic factors. The principal purpose of a reverse stock split would be to increase the trading price of our Common Stock to meet the Minimum Bid Price Requirement. However, the effect of a reverse stock split on the market price of our Common Stock cannot be predicted with any certainty, and we cannot assure you that a reverse stock split will accomplish this objective for any meaningful period of time, or at all. Even if a reverse stock split has a positive effect on the market price for shares of our Common Stock, performance of our business and financial results, general economic conditions and the market perception of our business, and other adverse factors which may not be in our control could lead to a decrease in the price of our Common Stock following a reverse stock split.

●

Although the Board believes that a higher stock price may help generate the interest of new investors, the reverse stock split may not result in a per-share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines of brokerage firms or institutional investors. Further, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in our Common Stock. As a result, the trading liquidity of our Common Stock may not improve as a result of a reverse stock split and there can be no assurance that a reverse stock split, if completed, will result in the intended benefits described above.

●

Even if a reverse stock split does result in an increased market price per share of our Common Stock, the market price per share following a reverse stock split may not increase in proportion to the reduction of the number of shares of our Common Stock outstanding before the implementation of a reverse stock split. Accordingly, even with an increased market price per share, the total market capitalization of shares of our Common Stock after a reverse stock split could be lower than the total market capitalization before a reverse stock split. Also, even if there is an initial increase in the market price per share of our Common Stock after a reverse stock split, the market price many not remain at that level due to factors described in this proposal or other factors, including the risks described in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated in reports we subsequently file with the SEC.

●

If a reverse stock split is implemented and the market price of our Common Stock then declines, the percentage decline may be greater than would occur in the absence of a reverse stock split due to decreased liquidity in the market for our Common Stock. If the market price of shares of our Common Stock declines after a reverse stock split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Accordingly, the total market capitalization of our Common Stock following a reverse stock split could be lower than the total market capitalization before a reverse stock split.

●

The liquidity of our Common Stock may be harmed by the Reverse Stock Split given the reduced number of shares of Common Stock that would be outstanding after the Reverse Stock Split, particularly if (i) the stock price does not increase as a result of the Reverse Stock Split, and/or (ii) Proposal No. 5 is not approved by our stockholders.

●	Even if our stockholders approve the Reverse Stock Split and the Reverse Stock Split is effected, there can be no assurance that we will meet the continued listing requirements of Nasdaq.

●

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per shares to sell, than shares in “round lots” of even multiples of 100 shares.

Principal Effects of the Reverse Stock Split

General

The Reverse Stock Split would be effected simultaneously for all issued and outstanding shares of Common Stock. The principal effect of the Reverse Stock Split would be to proportionally decrease the number of issued and outstanding shares of our Common Stock based on the reverse stock split ratio selected by our Board. The Reverse Stock Split would affect all holders of shares of Common Stock proportionately and each stockholder would hold the same percentage of Common Stock issued and outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. Depending on the Reverse Stock Split ratio selected by our Board, a minimum of 5 and a maximum of 20 shares of existing Common Stock would be combined into one new share of Common Stock. Based on 128,433,721 shares of Common Stock issued and outstanding as of the Record Date, immediately following a Reverse Stock Split with ratios of 1-for-5 or 1-for-20, we would have approximately 25,686,744 or 6,421,686 shares of issued and outstanding Common Stock, respectively, without giving effect to the treatment of fractional shares. Any other ratio selected between 1-for-5 and 1-for-20 would result in a number of issued and outstanding shares of Common Stock following the Reverse Stock Split within such range.

The effects of the Reverse Stock Split: (i) would not change the par value of our Common Stock, which would remain at $0.0001 per share; (ii) would not reduce the number of authorized shares of Common Stock, which would result in the number of authorized shares that are not issued or outstanding to increase substantially, because while the Reverse Stock Split would not reduce the number of authorized shares, it would reduce the number of outstanding shares of Common Stock; and (iii) would not change the terms of our Common Stock, as the post-reverse split Common Stock: (A) would have the same voting rights, rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized, which is not entitled to preemptive or other subscription rights, and is not subject to conversion, redemption or sinking fund provisions, and (B) would remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, we would continue to be subject to the periodic reporting requirements of the Exchange Act.

The Reverse Stock Split will have the effect of creating additional unreserved shares of our authorized Common Stock. Although at present we have no current arrangements or understandings providing for the issuance of the additional shares of Common Stock that would be made available for issuance upon effectiveness of the Reverse Stock Split, other than those shares needed to satisfy the exercise of the Company’s outstanding warrants, options, and other convertible securities, these additional shares of Common Stock may be used by us for various purposes in the future without further stockholder approval, including, among other things:

●	raising capital to fund our operations and to continue as a going concern;

●	establishing strategic relationships with other companies;

●	providing equity incentives to our employees, officers or directors; and

●	expanding our business or product lines through the acquisition of other businesses or products.

After the Effective Date that our Board elects to implement, our Common Stock would have a new Committee on Uniform Securities Identification Procedures, or CUSIP number, which is used to identify our Common Stock. Our Common Stock would continue to be listed on Nasdaq under the symbol “CLNN.”

Further, if approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Registered Owners

Stockholders with shares registered directly in their name with our transfer agent, Equiniti, are considered stockholders of record, or registered owners, of those shares. If the Reverse Stock Split is implemented, registered owners would not need to take action to receive whole shares of post-reverse split Common Stock, as the exchange would be automatic.

Beneficial Owners

Stockholders with shares held by a broker, bank or other nominee are considered beneficial owners of those shares. If the Reverse Stock Split is implemented, shares held by beneficial owners would be treated in the same manner as registered owners. Brokers, banks and other nominees would be instructed to effect a reverse stock split for their beneficial holders who hold our Common Stock. However, these brokers, banks and other nominees may have different procedures than registered owners for processing a reverse stock split. Beneficial owners who have any questions in this regard are strongly encouraged to contact their broker, bank, or other nominee for more information.

Certificated Owners

Certificated owners are stockholders who hold physical stock certificates. As of the date of this Proxy Statement, none of our shares of Common Stock were held in certificated form. In the event any stockholders of record at the time of the Reverse Stock Split hold shares of our Common Stock in certificated form, they will be sent a transmittal letter by our transfer agent, Equiniti, after the Effective Time that will contain the necessary materials and instructions on how to surrender stock certificates, if any, representing shares of our Common Stock to Equiniti in exchange for certificates representing the appropriate number of whole shares of post-reverse split Common Stock. No fees would be payable by stockholders in connection with the exchange of certificates. We would bear all such expenses.

Effect on Stock Options, Warrants, and Other Potentially Dilutive Securities

If the Reverse Stock Split is implemented, proportionate adjustments based upon the ratio selected by the Board would be required to be made with regard to the following:

●	the per share exercise price of, and the number of shares issuable upon exercise of, outstanding stock options under the 2014 Stock Plan;

●	the per share exercise price of, and the number of shares issuable upon exercise of, outstanding stock options under the Amended 2020 Stock Plan;

●	the number of shares issuable upon vesting of rights to restricted stock awards and restricted stock units under the Amended 2020 Stock Plan;

●	the number of shares reserved for future issuance under the Amended 2020 Stock Plan;

●	the per share exercise price of, and the number of shares issuable upon exercise of, outstanding warrants;

●	the per share conversion price of, and the number of shares issuable upon exercise of, outstanding convertible notes payable; and

●

the number of shares issuable upon vesting of earn-out shares, contingent upon our achievement of certain milestones under the Merger Agreement, and the threshold of those milestones that are based upon the price of our Common Stock on Nasdaq.

In the case of rights to acquire shares of our Common Stock, such as stock options, warrants or convertible notes payable, these adjustments would result in approximately the same aggregate price required under such rights to acquire shares of our Common Stock, and approximately the same value of shares of Common Stock being delivered upon such exercise, conversion, or settlement, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.

In the case of rights to receive shares of our Common Stock upon vesting conditions, such as rights to restricted stock awards, restricted stock units or earn-out shares, these adjustments would result in approximately the same value of shares of Common Stock being delivered upon such vesting immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.

The number of shares of Common Stock issuable upon exercise or vesting of outstanding awards under our 2014 Stock Plan and our Amended 2020 Stock Plan, such as stock options, rights to restricted stock awards, restricted stock units and earn-out shares, and the exercise price related thereto, if any, would be equitably adjusted in accordance with the terms of our 2014 Stock Plan and our Amended 2020 Stock Plan, as applicable, which may include rounding the number of shares of Common Stock down to the nearest whole share or the payment of cash for fractional shares.

Fractional Shares

If the Reverse Stock Split is implemented, we would not issue fractional shares if stockholders own a number of shares of our Common Stock not evenly divisible by the ratio selected by the Board. Stockholders would receive, in lieu of any fractional share, an amount in cash (without interest) equal to: (i) the number of shares of Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional shares multiplied by (ii) the closing price of our Common Stock on Nasdaq on the trading day immediately preceding the Effective Date. The ownership of a fractional share interest following a reverse stock split would not give the holder any voting, dividend or other rights, except to receive payment as described above. Holders of as many as 19 shares (if we were to implement a 1-for-20 Reverse Stock Split) of Common Stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares in connection with the Reverse Stock Split.

If our Board elects to implement the Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of Common Stock that will be combined into one share of Common Stock in the Reverse Stock Split would no longer be stockholders. The exact number by which the number of holders of our Common Stock would be reduced will depend on the specific Reverse Stock Split ratio selected by the Board and the number of stockholders that hold less than that ratio as of the effective date of the Reverse Stock Split.

Authorized but Unissued Shares; Potential Anti-Takeover Effects

Our Certificate of Incorporation presently authorizes 300,000,000 shares of Common Stock. The Reverse Stock Split would not change the number of authorized shares of Common Stock or the par value per share of the Common Stock, although the Reverse Stock Split would decrease the number of issued and outstanding shares of Common Stock. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares of Common Stock remaining available for issuance by us in the future would increase.

Such additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as issuances of Common Stock in connection with capital-raising transactions, as well as for issuance upon conversion or exercise of securities such as warrants, options and other securities convertible into or exercisable for Common Stock. We believe that the availability of the additional shares of Common Stock will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. For example, we may elect to issue shares of Common Stock to raise equity, to adopt additional employee benefit plans or reserve additional shares of Common Stock for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements under Delaware law and Nasdaq rules. If we issue additional shares of Common Stock for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially.

The additional shares of our Common Stock that would become available for issuance upon an effective Reverse Stock Split could also be used by us to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of our management, including any transaction that may be favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares of Common Stock over then-current market prices or benefit in some other manner. Although the increased proportion of authorized but unissued shares of Common Stock to issued shares of Common Stock could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split is not being proposed in order to respond to a hostile takeover attempt or to an attempt to obtain control of the Company.

Accounting Effects

The Reverse Stock Split will not affect total assets, total liabilities, stockholders’ equity or deficit, or the additional paid-in capital account. However, stated capital attributable to our Common Stock would be reduced proportionally depending on the Reverse Stock Split ratio selected by the Board, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. Additionally, the net income or loss per share will be retroactively increased for each period because there will be fewer shares of our Common Stock outstanding.

U.S. Federal Income Tax Consequences

The following describes certain material U.S. federal income tax considerations of a reverse stock split expected to apply generally to U.S. Stockholders (as defined below) of our Common Stock. This description is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing U.S. Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change and different interpretation. Any change, which may or may not be retroactive, could alter the U.S. federal income tax consequences to us or our stockholders described in this section. No ruling from the U.S. Internal Revenue Service has been or will be requested in connection with a reverse stock split.

No attempt has been made to comment on all U.S. federal income tax consequences of a reverse stock split that may be relevant to particular U.S. Stockholders, including stockholders: (i) that are subject to special tax rules, such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions, tax-exempt entities, pension plans, or holders whose “functional currency” is not the U.S. dollar; (ii) that hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction,” “synthetic security,” integrated investment or any risk reduction strategy; (iii) that are partnerships, S corporations, or other pass-through entities or investors in such pass-through entities; or (iv) that do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment).

In addition, the following discussion does not address the tax consequences of a reverse stock split under state, local and foreign tax laws, or for purposes of the alternative minimum tax. The discussion assumes that for U.S. federal income tax purposes, a reverse stock split will not be integrated, or otherwise treated as part of a unified transaction, with any other transaction. Furthermore, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as a reverse stock split, whether or not they are in connection with a reverse stock split.

For purposes of this discussion, a “U.S. Stockholder” is any beneficial owner of our Common Stock (as determined in accordance with the rules of the SEC) that is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any of its States; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

HOLDERS OF OUR COMMON STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF A REVERSE STOCK SPLIT UNDER OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Based on the assumptions above, a reverse stock split will be treated as a tax-free recapitalization for U.S. federal income tax purposes. Accordingly, if a reverse stock split is adopted:

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A U.S. Stockholder that receives a reduced number of shares of our Common Stock pursuant to such reverse stock split will not recognize any gain or loss, except with respect to the amount of cash (if any) received in respect of a fractional share;

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A U.S. Stockholder’s aggregate tax basis in such stockholder’s shares of Common Stock received in such reverse stock split will equal the aggregate tax basis of such stockholder’s shares of Common Stock held immediately before such reverse stock split, but not including the aggregate tax basis of shares surrendered in exchange for cash received in respect of a fractional share (if any);

●	A U.S. Stockholder’s holding period of shares of our Common Stock received in such reverse stock split will include the holding period of the pre-reverse stock split shares exchanged therefor; and

●

A U.S. Stockholder that receives cash in lieu of a fractional share of Common Stock generally will recognize gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Stockholder’s tax basis in the shares of Common Stock surrendered therefor. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Stockholder’s holding period for the Common Stock surrendered in the reverse stock split exceeds one year at the effective time of the reverse stock split. Long-term capital gains of non-corporate U.S. Stockholder are generally subject to preferential tax rates. The deductibility of capital losses is subject to limitations.

For purposes of determining the tax basis and holding period of shares of our Common Stock received in such reverse stock split, a U.S. Stockholder that acquired different blocks of shares our Common Stock at different times for different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged in such reverse stock split.

Certain of our stockholders may be required to attach a statement to their tax returns for the year in which a reverse stock split is consummated that contains the information listed in applicable U.S. Treasury regulations. All of our stockholders are advised to consult their own tax advisors with respect to the applicable reporting requirements.

Appraisal or Dissenters’ Rights

Pursuant to the General Corporation Law of the State of Delaware, stockholders are not entitled to appraisal rights or dissenter’s rights with respect to the Reverse Stock Split.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon is required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO NOT LESS THAN 1-FOR-5 AND NOT GREATER THAN 1-FOR-20, WITH THE EXACT RATIO TO BE SET WITHIN THAT RANGE AT THE DISCRETION OF OUR BOARD WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR STOCKHOLDERS.

PROPOSAL NO. 8

APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION AND VOTE OF PROXIES

We are asking our stockholders to approve one or more adjournments of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes to approve any of the proposals in this Proxy Statement at the time of the Annual Meeting or in the absence of a quorum. If our stockholders approve this Proposal No. 8, we could adjourn the Annual Meeting and any reconvened session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the approval of any of the proposals in this Proxy Statement. Among other things, approval of this Proposal No. 8 could mean that, even if we had received proxies representing a sufficient number of votes against the approval of a proposal such that the proposal would be defeated, we could adjourn the Annual Meeting without a vote on the approval of such proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval of such proposal. Additionally, we may seek to adjourn the Annual Meeting if a quorum is not present.

Our Board believes it is in the best interest of the Company and our stockholders to be able to adjourn the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in respect of the approval of any of the proposals in this Proxy Statement if there are insufficient votes to approve such proposals at the time of the Annual Meeting or in the absence of a quorum.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the votes cast is required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION AND VOTE OF PROXIES IF THERE ARE INSUFFICIENT VOTES TO APPROVE ANY OF THE PROPOSALS AT THE TIME OF THE ANNUAL MEETING .

CORPORATE GOVERNANCE

Board of Directors

Overview

Our Board oversees the Chief Executive Officer and other senior management in the competent and ethical operation of Clene on a day-to-day basis and ensures that the long-term interests of stockholders are being served.

Our key governance documents, including our Code of Business Conduct and Ethics and each standing committee’s charter, are available at invest.clene.com/governance. Information on, or that can be accessed through, our website is not part of these proxy soliciting materials, is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by us under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

The Board met six times during 2023, and each member of the Board who served during 2023 attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during 2023, and (ii) the total number of meetings held by each committee of the Board on which such member served during 2023.

All directors of the Company are strongly encouraged to attend our annual meeting of stockholders. Two of the directors attended our 2023 Annual Meeting of Stockholders.

Role of the Board in Risk Oversight

The Board has extensive involvement in the oversight of risk management related to Clene and its business and accomplishes this oversight through the regular reporting to the Board by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Board and Committee Structure

Our Board has fixed the number of directors at nine. Under our charter, our Board is divided into three classes, designated as Class I, Class II and Class III. Each class serves staggered three-year terms. The Board is committed to inclusiveness and diversity, and has adopted a Board Diversity Policy.

Each of our standing committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Our President and Chief Executive Officer and other executive officers will regularly report to the non-executive directors and to the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

The Board does not believe that rotating committee members at set intervals should be mandated as a policy since there may be reasons at a given point in time to maintain an individual Board member’s committee membership for a longer period.

The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance, legal and compliance departments, major business units and operations, and the Board reviews enterprise risk at least annually. The Board’s and committees’ annual agenda includes review of, among other items, our long-term strategic plans and periodic reports on progress against these plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects, the evaluation of the Chief Executive Officer and management, and Board succession. Our President and Chief Executive Officer and other executive officers will regularly report to the non-executive directors and the audit, compensation and nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Committees of the Board of Directors

Audit Committee

The Audit Committee consists of Ms. Mosca, the chair, Mr. Jacobovitz and Mr. Gay. Dr. John H. Stevens served as a member of the Audit Committee during 2023 and until his resignation on September 18, 2023. In connection with Dr. Stevens’ resignation, the Board appointed Mr. Gay to the Audit Committee. The Audit Committee held four meetings during 2023.

Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under Nasdaq listing rules. The Board has determined that Ms. Mosca, Mr. Jacobovitz and Mr. Gay are each an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S K under the Exchange Act based upon their professional experience and education.

The Audit Committee oversees our accounting and financial reporting process and audits of financial statements. It also assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our independent audit and of the independent registered public accounting firm, and (v) the principal risk exposures facing us that are related to financial statements, legal, regulatory and other similar matters, such as risks related to cybersecurity, as well as our related mitigation efforts. Additionally, the Audit Committee is responsible for preparing the Audit Committee Report included in our Proxy Statement. It also provides the Board with the results of its monitoring and any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

Compensation Committee

The Compensation Committee consists of Mr. Jacobovitz, the chair, Ms. Mosca and Dr. Desai. Dr. Stevens served as a member of the Compensation Committee during 2023 and until his resignation on September 18, 2023. In connection with Dr. Stevens’ resignation, the Board appointed Dr. Desai to the Compensation Committee. The Compensation Committee held five meetings during 2023.

In addition to being independent, each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act. No member of the Compensation Committee was at any time during fiscal year 2023, or at any other time, one of our executive officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director on our Board or member of our Compensation Committee.

The Compensation Committee is responsible for overseeing our compensation program and determining the compensation of our executive officers. The Compensation Committee evaluates our compensation and incentive plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans. The Compensation Committee is also tasked with, at least annually, assessing the risks associated with our compensation policies, and reports to the Board and the Audit Committee whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

The Compensation Committee also reviews the compensation paid to directors for service on the Board and its committees. It provides advice on management development matters that have major implications for the growth, development, and depth of our management team, including reviewing succession plans.

The Compensation Committee reviews, approves and, when appropriate, makes recommendations to the Board regarding the compensation of all executive officers. The Compensation Committee meets with its independent advisors and other independent members of the Board to determine the Chief Executive Officer’s compensation. Additionally, the Compensation Committee has the power to grant incentive and non-statutory stock options and restricted stock awards and other forms of stock awards to employees, executive officers, directors, and consultants.

To independently assist and advise the Compensation Committee, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant. The engagement with FW Cook is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. FW Cook does not have any relationship with the Company or management except as it may relate to performing services on behalf of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Mr. Matlin, the chair, Mr. Gay and Dr. McLaughlin. The Nominating and Corporate Governance Committee held two meetings during 2023.

Each member of the Nominating and Corporate Governance Committee must be independent in accordance with Nasdaq listing rules.

The Nominating and Corporate Governance Committee identifies qualified individuals who should be considered for current or upcoming vacancies on the Board, consistent with the qualification criteria approved by the Board. It also reviews the qualifications of incumbent directors to determine whether to recommend them for reelection and selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders. The Nominating and Corporate Governance Committee is also responsible for identifying Board members who are qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee.

The Nominating and Corporate Governance Committee also reviews and recommends applicable corporate governance principles to the Board. Additionally, it oversees the evaluation of the Board and management team and handles such other matters as are specifically delegated to the committee by the Board from time to time.

The Company has adopted a policy strongly discouraging directors and executive officers from engaging in transactions that hedge or offset any decrease in the market value of the Company’s Common Stock, or are designed to do so.

Corporate Governance Policies and Practices

We are committed to strong corporate governance. Our governance policies and practices include:

Ethical Conduct and Strong Governance

●	The Code of Business Conduct and Ethics articulates clear corporate governance policies, which include basic director duties and responsibilities.

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The fundamental responsibility of the Board is to represent the interests of our stockholders. In fulfilling its responsibilities, the Board performs the following principal functions: (i) reviewing corporate strategy, annual operating budgets, mergers and acquisitions over a certain threshold, and significant financings; (ii) providing general oversight of our business; (iii) selecting, evaluating, and compensating our Chief Executive Officer and other executive officers; (iv) evaluating and establishing Board processes, performance and compensation; (v) selecting directors; and (vi) monitoring legal and ethical conduct.

●	The Board has adopted a Code of Business Conduct and Ethics applicable to all our employees, executive officers, and directors.

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We have a hotline for employees to report concerns regarding ethics and financial matters, including accounting, internal controls, and audit concerns, and have established procedures for anonymous submission of these matters.

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Each director is responsible for disclosing to the Nominating and Corporate Governance Committee and General Counsel situations that such director reasonably believes give rise to a potential conflict of interest or related person transaction. The Board, upon recommendation of the Nominating and Corporate Governance Committee and after consultation with our legal counsel, determines on a case by case basis or where it deems appropriate by specific category whether such a conflict of interest or related person transaction exists. Please see “Certain Relationships and Related Party Transactions” for more information.

●	The Board conducts an annual assessment on its effectiveness and the effectiveness of each of its committees.

●	Directors are expected to attend all stockholder meetings.

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The Board encourages directors to participate in developmental continuing education programs applicable to their position as a director, including, but not limited to, those recommended by the Nominating and Corporate Governance Committee.

Director Independence

●	We currently have an independent non-employee director as Chairman of the Board.

●	A majority of our Board members are independent of Clene and our management.

●	All members of our Board committees are independent.

Code of Business Conduct and Ethics

We have adopted a code of business conduct that applies to all of our directors, executive officers, and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of business conduct is available on our website. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Related Person Policy

We adopted a written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting securities, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of the Nominating and Corporate Governance Committee and the Audit Committee, subject to the exceptions described below.

A related person transaction is generally a transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000 in any calendar year. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy.

We will collect information that we deem reasonably necessary from each director, executive officer, and, to the extent feasible, significant stockholders, to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Conduct, employees, executive officers, and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our Nominating and Corporate Governance Committee and Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Nominating and Corporate Governance Committee and Audit Committee determine in the good faith exercise of their discretion.

Our Audit Committee has determined that certain transactions will not require the approval of the Audit Committee including certain employment arrangements of executive officers and director compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during fiscal year 2023, or at any other time, one of our executive officers or employees. None of our executive officers has served as a director or member of a Compensation Committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our Compensation Committee.

EXECUTIVE COMPENSATION

Introduction

Clene’s executive compensation program is designed to attract and retain individuals with the proper qualifications to manage and lead Clene, to motivate them to develop professionally and contribute to the achievement of our financial goals, and to ultimately create and grow our overall enterprise value. Clene’s NEOs for 2023 are as follows:

Name	Position	Officer Since	Age
Robert Etherington	President and Chief Executive Officer	2013	57
Mark Mortenson	Chief Science Officer	2013	65
Morgan R. Brown	Chief Financial Officer	2022	55

Robert Etherington.  For a biography of Mr. Etherington, please see “Proposal No. 1—Election of Directors—Information Regarding the Board and Director Nominees.”

Mark Mortenson.  Mr. Mortenson is our co-founder and has served as our Chief Science Officer since 2013. He is the co-inventor of the electro-crystal-chemistry platform developed to produce our novel clean-surfaced nanotechnology (“CSN®”) therapeutics, as well as the inventor or co-inventor for 30 other U.S. patents and hundreds of corresponding foreign patents. Prior to joining Clene, Mr. Mortenson served as the Chief Operating Officer of Research, Development and Manufacturing for an advanced materials-based company of over 300 employees. In addition to his professional experience, Mr. Mortenson is a former Chief Patent Counsel responsible for approximately 5,500 patents and patent applications in the U.S. and 44 foreign countries. Mr. Mortenson received a B.S. in physics and a B.S. in ceramic engineering from Alfred University, a M.S. in material science from Pennsylvania State University, and a J.D. from George Washington University.

Morgan R. Brown.  Mr. Brown has been Clene’s Chief Financial Officer since February 2022. He has held executive finance roles in four publicly-traded life science companies, including three as Chief Financial Officer, and has been the Chief Financial Officer of a privately-held clinical research organization. Prior to joining Clene and since 2013, he served as Executive Vice President and Chief Financial Officer of Lipocine, Inc. based in Salt Lake City, Utah. Previously, he served as Executive Vice President and Chief Financial Officer at Innovus Pharmaceuticals and World Heart Corporation. Mr. Brown has also served as Chief Financial Officer and Senior Vice President at Lifetree Clinical Research, and Vice President, Finance and Treasurer at NPS Pharmaceuticals. He began his career at KPMG LLP, where he rose to Senior Audit Manager before departing for a career in various healthcare executive positions. Mr. Brown is a CPA in the State of Utah and earned his MBA from the University of Utah and B.S. in accounting from Utah State University. Mr. Brown has served on the boards of numerous professional organizations.

Employment Arrangements

Employment Agreements

Robert Etherington.  Mr. Etherington is party to an employment agreement with Clene dated February 1, 2022 (the “Etherington Agreement”), which provides for a base salary of $560,000 per year (subject to periodic adjustment as determined by us), an annual incentive bonus targeted at 50% of his base salary based on the achievement of performance objectives determined by the Board or Compensation Committee each year, eligibility to participate in Clene’s benefit plans and paid vacation. Mr. Etherington is also entitled to certain severance benefits upon a termination of his employment by Clene for a reason other than “cause” or his termination of his employment for “good reason.” Please see “— Severance Arrangements” for additional details. Mr. Etherington’s base salary was most recently adjusted in June 2023 to $629,160.

Mark Mortenson.  Mr. Mortenson is party to an executive officer letter agreement with Clene dated August 1, 2014, which provides for a base salary of $442,000 per year (subject to periodic adjustment as determined by our employee compensation policies), an annual bonus with a target pay-out of 40% of his base salary, and eligibility to participate in Clene’s benefit plans and paid vacation. Mr. Mortenson’s base salary was most recently adjusted in June 2023 to $496,480.

Morgan R. Brown.  Mr. Brown is party to an employment agreement with Clene dated February 1, 2022 (the “Brown Agreement”), which provides for a base salary of $375,000 per year (subject to periodic adjustment as determined by us), an annual incentive bonus targeted at 40% of his base salary based on the achievement of performance objectives determined by the Board or Compensation Committee each year, eligibility to participate in Clene’s benefit plans and paid vacation. Mr. Brown is also entitled to certain severance benefits upon a termination of his employment by Clene for a reason other than “cause” or his termination of his employment for “good reason.” Please see “— Severance Arrangements” for additional details. Mr. Brown's base salary was most recently adjusted in June 2023 to $401,250.

Long-Term Incentive Compensation

The Amended 2020 Stock Plan provides for the grant of incentive and non-statutory stock options and restricted stock units and other forms of stock awards to employees, executive officers, directors, and consultants. Shares subject to options that are expired, terminated, surrendered or cancelled under the Amended 2020 Stock Plan without having been exercised will be available for future grants of awards. In addition, options for shares of Common Stock that are tendered to Clene by a participant to exercise an award are added back to the Amended 2020 Stock Plan’s option pool to increase the number of shares of Common Stock available for the grant of future awards. The exercise prices, vesting periods and other restrictions are determined at the discretion of the Board, except that the exercise price per share of options may not be less than 100% of the fair market value of the Common Stock on the date of grant. Stock options awarded under the Amended 2020 Stock Plan expire ten years after the grant date, unless the Board sets a shorter term. Stock options granted to employees, executive officers, members of the Board and consultants typically become exercisable over a four-year period. The purpose of the Amended 2020 Stock Plan is to align the interests of management with those of stockholders.

Severance Arrangements

Robert Etherington.  Pursuant to the Etherington Agreement, Mr. Etherington’s employment is at will and may be terminated by the Company or Mr. Etherington at any time and for any reason, or for no reason. In the event he is terminated by the Company for Cause or resigns without Good Reason (both as defined in the Etherington Agreement and described below), Mr. Etherington will be entitled to (i) base salary earned through the termination date; (ii) expense reimbursements owed; (iii) bonuses earned prior to the termination date; (iv) a cash lump sum for accrued and unused vacation benefits earned through the termination date; (v) payments to which he is entitled pursuant to any employee benefit or compensation plan or program; and (vi) payments to which he is entitled pursuant to any other written agreements between the Company, its affiliates, and Mr. Etherington (the amounts in (i) through (vi) being the “Termination Amounts”). In the event he is terminated without Cause or resigns for Good Reason, Mr. Etherington will be entitled to the Termination Amounts. Subject to his execution of and compliance with a release agreement, Mr. Etherington will also be entitled to (i) one times the base salary as of the termination date; (ii) a bonus equal to 100% of the actual bonus that would have been earned for a similar period as the base salary; (iii) acceleration of all outstanding and unvested stock options and restricted stock awards; and (iv) COBRA coverage reimbursed by the Company through certain periods (the amounts in (i) through (iv) being the “Additional Termination Amounts”). In the event he is terminated without Cause or resigns for Good Reason within 30 days before or 12 months after a Change in Control (as defined in the Etherington Agreement and described below), Mr. Etherington will be entitled to the Termination Amounts and the Additional Termination Amounts, with the exception that he will receive two times the base salary and target bonus under the Additional Termination Amounts.

Morgan R. Brown.  Pursuant to the Brown Agreement, Mr. Brown’s employment is at will and may be terminated by the Company or Mr. Brown at any time and for any reason, or for no reason. In the event he is terminated by the Company for Cause or resigns without Good Reason (both as defined in the Brown Agreement), Mr. Brown will be entitled to the Termination Amounts. In the event he is terminated without Cause or resigns for Good Reason, Mr. Brown will be entitled to the Termination Amounts, and subject to his execution of and compliance with a release agreement, Mr. Brown will also be entitled to the Additional Termination Amounts. In the event he is terminated without Cause or resigns for Good Reason within 30 days before or 12 months after a Change in Control, Mr. Brown will be entitled to the Termination Amounts and the Additional Termination Amounts, with the exception that he will receive two times the base salary and target bonus under the Additional Termination Amounts.

The Etherington Agreement and Brown Agreement generally provide that “Cause” means the occurrence of any of the following events: (i) the willful failure, disregard or refusal to substantially perform material duties or obligations or to follow lawful directions received from the Board or the President (as the case may be) if: (A) the Company gives written notice of the condition alleged to constitute Cause, which notice shall describe such condition; and (B) the executive fails to remedy such condition (if curable) within 30 days following receipt of the written notice; (ii) any grossly negligent act having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any willful act intended to cause such material injury, except any acts (A) made in connection with the enforcement of the executive’s rights or (B) which are required by law or pursuant to a subpoena or demand by a governmental or regulatory body; (iii) a conviction for any felony involving moral turpitude (including entry of a nolo contendere plea); (iv) the determination, after a reasonable and good-faith investigation by the Company, of engagement in discrimination prohibited by law that had a material and injurious effect on the Company; (v) the willful misappropriation or embezzlement of a material amount of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or (vi) the material breach of the employment agreement and/or of the executive’s proprietary information and inventions agreement that had a material and injurious effect on the Company; provided, however, that, any such termination shall only be deemed for Cause pursuant to this definition if: (A) the Company gives written notice of the condition alleged to constitute Cause, which notice shall describe such condition; and (B) the executive fails to remedy such condition (if curable) within 30 days following receipt of the written notice.

The Etherington Agreement and Brown Agreement generally provide that “Good Reason” means any of the following events without prior written consent: (i) any reduction by the Company of base salary, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive compensation, such reduction shall not constitute Good Reason; (ii) a material breach by the Company (or any of its affiliates) of the agreement or any other written agreement with the Company or any of its affiliates; (iii) a material adverse change in duties, titles, authority, responsibilities or reporting relationships, with such determination being made with reference to the greatest extent of the executive’s duties, titles, authority, responsibilities or reporting relationships, etc. as increased (but not decreased) from time to time; (iv) any failure of the Company or any affiliate to pay any amount owed to the executive; (v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (vi) moving the executive’s main place of work more than 50 miles from its present location or requiring business travel away from home by more than 50 nights per year; (vii) any reduction in bonus eligibility; or (viii) the assignment of duties materially inconsistent with the executive’s position with the Company; provided, however, that, any such termination shall only be deemed for Good Reason pursuant to this definition if: (1) the executive gives the Company written notice of his or her intent to terminate for Good Reason; within 30 days following the executive’s knowledge of the condition giving rise to Good Reason; which notice shall describe such condition; (2) the Company fails to remedy such condition within 30 days following receipt of the written notice (the “Cure Period”); and (3) the executive voluntarily terminates his or her employment within 30 days following the end of the Cure Period.

The Etherington Agreement and Brown Agreement define “Change of Control” as a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company or a majority-in-interest of its stockholders is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (except an event in which the majority of the beneficial ownership of the Company and its assets does not change).

401(k) Retirement Plan

Clene’s 401(k) plan is designed to provide retirement benefits to all eligible employees. The 401(k) plan provides eligible employees the opportunity to save for retirement on a tax-favored basis. Our NEOs may elect to participate in the 401(k) plan on the same basis as all other employees. We match 100% of a participating employee’s deferral contributions up to 3% of annual compensation, limited to $4,500 of matching contributions per year.

Potential Payments Upon Termination or Change in Control

See “— Severance Arrangements.”

Compensation Actions Taken in 2023

In April 2023, a market adjustment raise was given to all Clene employees, excluding executive officers, effective and back-dated to January 1, 2023; at the same time, executive officers received a one-time cash payment, as the base pay of executive officers had been reduced by 25% in September 2022 as part of our cost saving initiatives which were still ongoing. In June 2023, the base pay of executive officers compensation was returned to their base levels prior to the September 2022 reduction, with an additional market adjustment raise given to all executive officers. Additionally in June 2023, a bonus was paid to Clene employees, including executive officers.

Summary Compensation Table – 2023

The following table provides summary information concerning compensation awarded to, earned by, or paid to Clene’s NEOs for the years listed below:

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(2)	All Other Compensation		Total
Robert Etherington	2023	$654,280	(3)	$368,000	(4)	$—	$647,295	$37,030	(5)	$1,706,605
President and Chief Executive Officer	2022	$560,918		$—		$—	$1,590,647	$30,064		$2,181,629
Mark Mortenson	2023	$516,206	(6)	$185,600		$—	$648,064	$28,112	(7)	$1,377,982
Chief Science Officer	2022	$453,229		$—		$—	$802,527	$29,748		$1,285,504
Morgan R. Brown	2023	$417,249	(8)	$137,500		$—	$408,813	$30,136	(9)	$993,698
Chief Financial Officer	2022	$320,313		$—		$—	$813,882	$24,585		$1,158,780

(1)	Stock awards are reported at aggregate grant date fair value as determined under applicable accounting standards.

(2)

Stock option awards are valued using the Black-Scholes option pricing model. Due to the limited trading history of our Common Stock, the expected volatility is derived from the average historical stock volatilities of several unrelated comparable public companies within our industry, over a period equivalent to the expected term of the stock option grants. The risk-free interest rate for periods within the contractual life of the stock options is based on the U.S. Treasury yield curve in effect on the grant date. The expected dividend is assumed to be zero as we have never paid dividends and have no plans to do so. The expected term represents the period the stock options are expected to be outstanding. For option grants that are considered to be in the ordinary course, we determine the expected term using the simplified method, which considers the term to be the average of the time-to-vesting and the contractual life of the stock options. For other stock option grants, we estimate the expected term using historical data on employee exercises and post-vesting employment termination behavior, while also considering the contractual life of the award. The weighted average grant-date fair values of options granted for the years ended December 31, 2023 and 2022 were $0.73 and $1.49, respectively.

(3)	We paid Mr. Etherington an additional $111,360 as a one-time cash payment to compensate for his base pay reduction from approximately September 2022 to June 2023.

(4)	Mr. Etherington’s bonus consisted of his annual incentive bonus of $294,000 plus an additional $74,000 at the discretion of our Compensation Committee.

(5)

The amount reported reflects $4,500 of 401(k) contributions matched by us and $32,530 of health benefits and life and disability insurance that we paid for on behalf of Mr. Etherington during the last fiscal year.

(6)	We paid Mr. Mortenson an additional $87,745 as a one-time cash payment to compensate for his base pay reduction from approximately September 2022 to June 2023.

(7)

The amount reported reflects $4,500 of 401(k) contributions matched by us and $23,612 of health benefits and life and disability insurance that we paid for on behalf of Mr. Mortenson during the last fiscal year.

(8)	We paid Mr. Brown an additional $70,999 as a one-time cash payment to compensate for his base pay reduction from approximately September 2022 to June 2023.

(9)

The amount reported reflects $4,500 of 401(k) contributions matched by us and $25,636 of health benefits and life and disability insurance that we paid for on behalf of Mr. Brown during the last fiscal year.

We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates.

Outstanding Equity Awards at Fiscal Year-End – 2023

The following table provides information regarding outstanding equity awards for Clene’s NEOs as of December 31, 2023:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Robert Etherington(1)(2)	1,092,777	—	$0.15	7/30/2024
	428,674	—	$0.53	11/22/2025
	400,000	200,000	$9.00	4/29/2031
	52,083	47,917	$4.74	11/3/2031
	69,652	—	$3.04	2/14/2032
	220,000	260,000	$3.04	2/14/2032
	108,333	291,667	$1.11	11/3/2032
	—	900,000	$0.90	6/28/2033
Mark Mortenson(1)(3)	687,605	—	$0.15	7/30/2024
	263,956	—	$2.50	8/25/2029
	133,333	66,667	$9.00	4/29/2031
	104,167	95,833	$4.74	11/3/2031
	91,667	108,333	$3.04	2/14/2032
	108,333	291,667	$1.11	11/3/2032
	75,000	—	$1.28	2/16/2033
	—	800,000	$0.90	6/28/2033
Morgan R. Brown(4)	114,583	135,417	$2.96	1/31/2032
	81,250	218,750	$1.11	11/3/2032
	125,000	—	$1.28	2/16/2033
	—	400,000	$0.90	6/28/2033

(1)

Additional shares may be issued to the NEOs pursuant to rights to restricted stock awards upon our achievement of certain milestones under the Merger Agreement. As of December 31, 2023, the maximum number of shares issuable are (i) 172,189 shares to Mr. Etherington and (ii) 107,692 shares to Mr. Mortenson.

(2)

Vesting dates — (a) 25% vested on 4/1/2014 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (b) 25% vested on 4/1/2014 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (c) 25% vested on 4/30/2022 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (d) 25% vested on 11/4/2022 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (e) 100% vested immediately upon grant, (f) 25% vested on 2/15/2023 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (g) 25% vested on 11/4/2023 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, and (h) 25% vested on 6/29/2024 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested.

(3)

Vesting dates — (a) 25% vested on 12/28/2013 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (b) 25% vested on 8/26/2020 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (c) 25% vested on 4/30/2022 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (d) 25% vested on 11/4/2022 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (e) 25% vested on 2/15/2023 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (f) 25% vested on 11/4/2023 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (g) 100% vested six months after grant on 08/17/2023, and (h) 25% vested on 6/29/2024 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested.

(4)

Vesting dates — (a) 25% vested on 2/1/2023 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (b) 25% vested on 11/4/2023 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested, (c) 100% vested six months after grant on 08/17/2023, and (d) 25% vested on 6/29/2024 and 36 equal installments thereafter on the last day of each calendar month until such shares are fully vested.

Pay Versus Performance

In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are required to disclose certain information about the relationship between the compensation actually paid to our principal executive officer (“PEO”) and our other NEOs in comparison to certain measures of performance of the Company. The disclosures included in this section are prescribed by the SEC and do not necessarily reflect value actually realized by our executives or align with how the Company or the Compensation Committee view the link between Company performance and executive compensation. The performance measures are not those that the Compensation Committee uses when setting executive compensation.

Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(4)	Net Loss (in thousands)(5)
2023	$1,706,605	$663,354	$1,185,840	$490,886	$7.23	$(49,504)
2022	$2,181,629	$(366,670)	$1,059,931	$34,103	$24.39	$(29,918)

(1)	The PEO was Mr. Etherington for 2022 and 2023. The non-PEO NEOs were Mr. Mortenson, Dr. Robert Glanzman and Mr. Brown in 2022, and Mr. Mortenson and Mr. Brown in 2023.

(2)

Represents total compensation reported for the PEO, or the average of the amounts reported for the non-PEO NEOs as a group, for each corresponding year from the “Total” column of the Summary Compensation Table.

(3)

Represents the “compensation actually paid” to our PEO, or the average of “compensation actually paid” to our non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. These amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as follows:

	2023		2022
	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Summary Compensation Table - Total Compensation	$1,706,605	$1,185,840	$2,181,629	$1,059,931
Adjustments:
(–) Amounts reported as equity awards in the Summary Compensation Table for the fiscal year	(647,295)	(528,439)	(1,590,647)	(644,259)
(+) Fair value at fiscal year-end of outstanding and unvested equity awards granted in the fiscal year	180,000	120,000	622,320	310,103
(+) Change in fair value of outstanding and unvested equity awards granted in prior fiscal years	(483,575)	(278,030)	(1,410,977)	(516,291)
(+) Fair value at vest date of equity awards granted and vested in the fiscal year	—	48,400	151,627	—
(+) Change in fair value of equity awards granted in prior fiscal years for which applicable vesting conditions were satisfied during the fiscal year	(92,381)	(56,885)	(320,622)	(175,382)
(–) Fair value at the end of the prior fiscal year of equity awards that failed to meet vesting conditions in the fiscal year	—	—	—	—
(+) Dollar value of dividends or other earnings paid on equity awards not otherwise included in total compensation for the fiscal year	—	—	—	—
Compensation Actually Paid	$663,354	$490,886	$(366,670)	$34,103

(4)

Total Shareholder Return (“TSR”) is calculated by dividing the difference between the price of our Common Stock per share at the end and the beginning of the measurement period by the price of our Common Stock per share at the beginning of the measurement period.

(5)	The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year.

Description of Relationships Between Compensation Actually Paid and Performance

We do not utilize TSR as a performance measure in our executive compensation programs. However, as described under “—Employment Arrangements,” part of the compensation our executive officers are eligible to receive consists of annual performance-based cash bonuses that are designed to provide appropriate incentives to our executive officers based upon annual achievement as determined by our Board. Additionally, we view equity compensation, which is as an integral part of our executive compensation, as related to Company performance although not directly tied to TSR, because it provides value only if the market price of our Common Stock increases and if the executive officer continues in our employment over the vesting period, thereby aligning the interests of our executive officers with those of stockholders.

Due to our status as a clinical-stage pharmaceutical company, we do not currently have meaningful sources of revenue and therefore we do not consider net loss as a performance measure for our executive compensation programs. Our net loss is primarily driven by expenses for research and development and general and administrative activities.

The following graph shows the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our non-PEO NEOs, and our TSR over the two most recently completed fiscal years.

The following graph shows the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our non-PEO NEOs, and our net loss over the two most recently completed fiscal years.

DIRECTOR COMPENSATION

Director Compensation Table – 2023

The following table sets forth compensation earned during 2023 by directors who are not NEOs.

Name	Option Awards(1)	Total
David J. Matlin(2)	$99,653	$99,653
Dr. Arjun “JJ” Desai(3)	$31,088	$31,088
Jonathon T. Gay(4)	$67,501	$67,501
Shalom Jacobovitz(5)	$81,138	$81,138
Dr. Matthew Kiernan(6)	$29,588	$29,588
Dr. Vallerie V. McLaughlin(7)	$65,626	$65,626
Alison H. Mosca(8)	$82,640	$82,640
Dr. John H. Stevens(9)	$79,355	$79,355
Reid Neil Wilcox(10)(11)	$—	$—
Chidozie Ugwumba(12)	$11,875	$11,875

(1)	Stock option awards are valued using the Black-Scholes option pricing model. See “— Summary Compensation Table – 2023” for additional details.

(2)	Mr. Matlin held 339,739 outstanding stock options as of December 31, 2023.

(3)	Dr. Desai held 78,040 outstanding stock options as of December 31, 2023.

(4)

Mr. Gay held 456,989 outstanding stock options as of December 31, 2023 and 23,188 unvested rights to restricted stock awards which may be issued upon our achievement of certain milestones under the Merger Agreement.

(5)

Mr. Jacobovitz held 687,114 outstanding stock options as of December 31, 2023 and 44,809 unvested rights to restricted stock awards which may be issued upon our achievement of certain milestones under the Merger Agreement.

(6)	Professor Kiernan held 73,730 outstanding stock options as of December 31, 2023.

(7)	Dr. McLaughlin held 218,707 outstanding stock options as of December 31, 2023.

(8)

Ms. Mosca held 334,710 outstanding stock options as of December 31, 2023 and 4,480 unvested rights to restricted stock awards which may be issued upon our achievement of certain milestones under the Merger Agreement.

(9)

Dr. Stevens held 285,360 outstanding stock options as of December 31, 2023 and 30,917 unvested rights to restricted stock awards which may be issued upon our achievement of certain milestones under the Merger Agreement. As disclosed in our Current Report on Form 8-K filed with the SEC on September 19, 2023, Dr. Stevens resigned as a director and as a member of the Audit Committee and Compensation Committee of the Board as of September 18, 2023. Dr. Stevens continues to serve as a consultant of the Company.

(10)

Mr. Wilcox held 45,000 outstanding stock options as of December 31, 2023 and 59,745 unvested rights to restricted stock awards which may be issued upon our achievement of certain milestones under the Merger Agreement.

(11)	Mr. Wilcox elected not to accept stock option awards for his annual and quarterly board service during 2023.

(12)

As disclosed in our Current Report on Form 8-K filed with the SEC on February 15, 2023, Chidozie Ugwumba resigned as director and as a member of the Audit Committees of the Board as of February 15, 2023.

Director Compensation Policy

Our director compensation policy was approved on April 16, 2021 and is outlined below.

Annual Board Service

Under our director compensation policy, each non-employee director that has previously served at least six months receives a stock option grant at the time of the annual meeting of stockholders for 30,000 shares of Common Stock. All such options become exercisable over 12 equal monthly installments and shall become fully vested upon the earlier of a merger, consolidation, or other transaction as defined in the director compensation policy, or the next annual meeting of stockholders; and have an exercise price equal to the closing price of the Common Stock on the date of grant.

Quarterly Board and Committee Service

The director compensation policy also provides for quarterly retainers for board and committee service for a number of shares calculated by determining the Black-Scholes value of the option grant as outlined below. All such options become fully exercisable when granted and have an exercise price equal to the closing price of the Common Stock on the date of grant.

●

Board of Directors.  Stock options in the amount of $10,000 ($40,000 annually) for each member, with any non-executive chairperson receiving $17,500 ($70,000 annually), inclusive of the board member retainer;

●

Audit Committee.  Stock options in the amount of $1,875 ($7,500 annually) for each member, with any non-executive chairperson receiving $3,750 ($15,000 annually), inclusive of the committee member retainer;

●

Compensation Committee.  Stock options in the amount of $1,500 ($6,000 annually) for each member, with any non-executive chairperson receiving $3,000 ($12,000 annually), inclusive of the committee member retainer; and

●

Nominating and Corporate Governance Committee.  Stock options in the amount of $1,000 ($4,000 annually) for each member, with any non-executive chairperson receiving $2,000 ($8,000 annually), inclusive of the committee member retainer.

Election of New Director

The director compensation policy also provides for a stock option grant for newly appointed or elected directors for 45,000 shares of the Common Stock. All such options become exercisable over 36 equal monthly installments and have an exercise price equal to the closing price of the Common Stock on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions to which we were a participant since January 1, 2023 in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

License and Supply Agreements

In August 2018, we entered into a license agreement (the “License Agreement”) and exclusive supply agreement (the “Supply Agreement”) in conjunction with the investment by 4Life Research LLC (“4Life”) in the Series C preferred stock and warrants of our predecessor.

●

License Agreement.  We granted 4Life an exclusive and royalty-bearing license to develop, manufacture, and sell certain non-pharmaceutical, low-concentration dietary supplement products produced by our electro-crystal-chemistry platform. 4Life pays royalties to us equal to 3% of net sales of licensed products. 4Life is subject to an annual minimum sales requirement; if unmet, 4Life may pay us an additional fee to maintain exclusivity or have the license converted to non-exclusive. The initial term of the exclusive license is five years from the commencement of product sales under the License Agreement, which occurred in July 2020, with an option to renew for additional five-year periods upon mutual agreement.

●

Supply Agreement.  We granted 4Life an exclusive right to purchase certain non-pharmaceutical, low-concentration dietary supplement products produced by our electro-crystal-chemistry platform. 4Life’s price to purchase products from us under the Supply Agreement is equal to our fully encumbered manufacturing costs plus 20%. Upon the occurrence of certain events, 4Life can achieve the right to exclusively manufacture products under the Supply Agreement. The initial term of the Supply Agreement is five years from the minimum sales commencement date, which occurred in April 2021, with an option to renew for additional five-year periods upon mutual agreement.

We currently provide an aqueous zinc-silver ion dietary (mineral) supplement to 4Life on a non-exclusive basis, which is sold by 4Life under the tradename Zinc Factor™; and an aqueous gold dietary (mineral) supplement of very low-concentration gold nanoparticles on an exclusive basis, which is sold by 4Life under the tradename Gold Factor™ and is subject to royalties. During the year ended December 31, 2023, we received royalty revenue of $0.2 million under the License Agreement and we sold product under the Supply Agreement totaling $0.5 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock by:

●	each person known to us who is the beneficial owner of more than 5% of any class our shares;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Accordingly, all Common Stock subject to options or warrants that are exercisable within 60 days of April 1, 2024 are deemed to be outstanding and beneficially owned by the holders of such options or warrants for the purpose of calculating the holder’s beneficial ownership. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws.

The percentage ownership of the Company is based on 128,433,721 shares of Common Stock issued and outstanding as of April 1, 2024.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Class(3)
Executive Officers and Directors
Robert Etherington(4)	2,630,413	2.0%
Mark Mortenson(5)	1,736,987	1.3%
Morgan R. Brown(6)	378,125	*
David J. Matlin(7)	10,590,913	8.0%
Dr. Arjun “JJ” Desai(8)	94,491	*
Jonathon T. Gay(9)	3,047,457	2.4%
Shalom Jacobovitz(10)	796,740	*
Dr. Matthew Kiernan(11)	78,001	*
Dr. Vallerie V. McLaughlin(12)	247,386	*
Alison H. Mosca(13)	12,912,885	9.7%
Reed N. Wilcox(14)	620,145	*
All Executive Officers and Directors as of April 1, 2024	33,133,543	25.1%

5% or Greater Stockholders
SymBiosis II, LLC(15)	28,018,908	19.5%
General Resonance, LLC(16)	15,560,212	12.1%
AWM Investment Company, Inc.(17)	12,691,213	9.2%
Vivo Opportunity Fund Holdings, L.P.(18)	12,500,000	8.9%
AIGH Investment Partners, L.P.(19)	8,909,814	6.5%
Kensington Clene 2021, LLC(20)	8,027,125	6.0%
Acuta Capital Fund, L.P.(21)	7,350,000	5.4%
David Lisonbee(22)	6,519,433	5.0%

*	Less than 1% of our total outstanding shares on an as converted basis.

(1)	Unless otherwise indicated, the business address of our directors and executive officers is 6550 South Millrock Drive, Suite G50, Salt Lake City, Utah 84121.

(2)

These amounts do not include any possible performance-based stock awards that are outlined in the Merger Agreement. Additional shares may be issued to the NEOs pursuant to rights to restricted stock awards related to options they currently hold upon our achievement of milestones under the Merger Agreement. The exact number of shares issuable under such rights to restricted stock awards is not determinable until the occurrence of these events.

(3)

Percentage ownership is calculated by dividing the number of shares of Common Stock beneficially owned by such person or group by the sum of the number of shares that the individual or group has the right to acquire within 60 days of April 1, 2024, plus 128,433,721 shares of Common Stock outstanding as of April 1, 2024.

(4)

Includes (i) 2,536,103 shares subject to options exercisable within 60 days of April 1, 2024, (ii) 12,717 shares of Common Stock owned by RDE RX Ventures, LLC and (iii) 25,000 shares of Common Stock owned by the Etherington Revocable Trust. Mr. Etherington is the Manager of RDE RX Ventures, LLC and the trustee of the Etherington Revocable Trust. The shares owned by RDE RX Ventures, LLC and the Etherington Revocable Trust may also be deemed to be beneficially owned by Mr. Etherington.

(5)	Includes 1,568,228 shares subject to options exercisable within 60 days of April 1, 2024.

(6)	Includes 378,125 shares subject to options exercisable within 60 days of April 1, 2024.

(7)

Includes (i) 397,227 shares subject to options exercisable within 60 days of April 1, 2024, (ii) 3,000,000 shares subject to warrants exercisable within 60 days of April 1, 2024 and (iii) 150,000 shares of Common Stock owned by the Matlin Family Trust 2020. Mr. Matlin is the trustee of the Matlin Family Trust 2020. The shares owned by the Matlin Family Trust may also be deemed to be beneficially owned by Mr. Matlin.

(8)	Includes 78,193 shares subject to options exercisable within 60 days of April 1, 2024.

(9)

Includes (i) 506,989 shares subject to options exercisable within 60 days of April 1, 2024, (ii) 2,154,848 shares of Common Stock owned by KSV Gold, LLC and (iii) 105,625 shares of Common Stock and 211,250 shares subject to warrants exercisable within 60 days of April 1, 2024 that are owned by Kensington CI II, LLC. Mr. Gay is a member of the management team of KSV Gold, LLC and Kensington CI II, LLC. The shares owned by KSV Gold, LLC and Kensington CI II, LLC may also be deemed to be beneficially owned by Mr. Gay. However, Mr. Gay has no control over how the shares owned by KSV Gold, LLC and Kensington CI II, LLC are voted and disclaims all shares for which he does not have a pecuniary or profits interest.

(10)	Includes 721,695 shares subject to options exercisable within 60 days of April 1, 2024.

(11)	Includes 69,461 shares subject to options exercisable within 60 days of April 1, 2024.

(12)	Includes 247,386 shares subject to options exercisable within 60 days of April 1, 2024.

(13)

Includes (i) 379,669 shares subject to options exercisable within 60 days of April 1, 2024, (ii) 1,459,945 shares of Common Stock owned by the Robert C. Gay 1998 Family Trust, (iii) 3,006,670 shares of Common Stock owned by Kensington Investments, L.P. and (iv) 3,238,375 shares of Common Stock and 4,788,750 shares subject to warrants exercisable within 60 days of April 1, 2024 that are owned by Kensington Clene 2021, LLC. The shares owned by the Robert C. Gay 1998 Family Trust, Kensington Investments, L.P. and Kensington Clene 2021, LLC may also be deemed to be beneficially owned by Ms. Mosca by reason of her service as trustee of the Robert C. Gay 1998 Family Trust, Chief Executive Officer of Kensington Investments, L.P. and sole Manager of Kensington Clene, LLC. Ms. Mosca disclaims beneficial ownership of all shares for which she does not have a pecuniary or profits interest.

(14)	Includes 45,000 shares subject to options that are exercisable within 60 days of April 1, 2024.

(15)

Based solely on information contained in the Schedule 13G filed with the SEC on September 11, 2023 reporting beneficial ownership of Chidozie Ugwumba. Mr. Ugwumba has sole voting power and sole dispositive power over 28,018,908 shares of our Common Stock held by SymBiosis II, LLC, which includes 15,000,000 shares subject to warrants exercisable within 60 days of April 1, 2024. The registered address for SymBiosis II, LLC is 609 SW 8th St., Suite 510, Bentonville, AR 72712.

(16)

General Resonance, LLC is a limited liability company and its board of managers exercises voting and dispositive power over its investment in our Common Stock. The registered address of General Resonance, LLC is 6510 S Millrock Dr., Suite 250, Holladay, UT 84121.

(17)

Based solely on information contained in the Schedule 13G filed with the SEC on February 14, 2024 reporting beneficial ownership of AWM Investment Company, Inc. AWM Investment Company, Inc. is the investment adviser to Special Situations Cayman Fund, L.P., Special Situations Fund III QP, L.P. and Special Situations Life Sciences Fund, L.P. As the investment adviser, AWM Investment Company, Inc. holds sole voting and investment power over (i) 2,691,213 shares of Common Stock and 5,382,426 shares subject to warrants exercisable within 60 days of April 1, 2024 held by Special Situations Fund III QP, L.P., (ii) 1,617,574 shares subject to warrants exercisable within 60 days of April 1, 2024 held by Special Situations Cayman Fund, L.P. and (iii) 3,000,000 shares subject to warrants exercisable within 60 days of April 1, 2024  held by Special Situations Life Sciences Fund, L.P. The registered address for AWM Investment Company, Inc. is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

(18)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 13, 2024 reporting beneficial ownership of Vivo Opportunity Fund Holdings, L.P. and Vivo Opportunity, LLC. Vivo Opportunity Fund Holdings, L.P. and Vivo Opportunity, LLC hold sole voting and dispositive power over 12,500,000 shares subject to warrants exercisable within 60 days of April 1, 2024. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund Holdings, L.P. The registered address for Vivo Opportunity Fund Holdings, L.P. and Vivo Opportunity, LLC is 192 Lytton Avenue, Palo Alto, CA 94301.

(19)	Includes 8,909,814 shares subject to warrants exercisable within 60 days of April 1, 2024. The registered address for AIGH Investment Partners, L.P. is 6006 Berkeley Avenue, Baltimore, MD 21209.

(20)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 14, 2024 reporting beneficial ownership of Alison H. Mosca, one of our independent directors. Kensington Clene 2021, LLC owns and has shared voting power over (i) 3,238,375 shares of Common Stock and (ii) 4,788,750 shares subject to warrants exercisable within 60 days of April 1, 2024. The shares owned by Kensington Clene 2021, LLC may also be deemed to be beneficially owned by Ms. Mosca by reason of her service as sole Manager of Kensington Clene 2021, LLC. The registered address for Kensington Clene 2021, LLC is c/o Kensington Capital Holdings, LLC, 26 Patriot Place, Suite 301, Foxboro, MA 02035.

(21)

Includes 7,350,000 shares subject to warrants exercisable within 60 days of April 1, 2024. The registered address for Acuta Capital Fund, L.P. is 255 Shoreline Drive, Suite 515, Redwood City, CA 94065.

(22)

Includes (i) 1,250,000 shares subject to warrants exercisable within 60 days of April 1, 2024, (ii) 3,996,895 shares of Common Stock owned by 4Life Research, LLC and (iii) 542,629 shares of Common Stock owned by Legato Investments, LLC. The shares owned by 4Life Research, LLC and Legato Investments, LLC may also be deemed to be beneficially owned by Mr. Lisonbee by reason of his service as majority beneficial owner and chairman of 4Life Research, LLC and majority beneficial owner and manager of Legato Investments, LLC, both over which Mr. Lisonbee may be deemed to have sole voting and dispositive power. The registered address of Mr. Lisonbee is 9850 South 300 West, Sandy, UT 84070.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Clene Inc.’s audited financial statements for the year ended December 31, 2023.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee our accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on our website at invest.clene.com/governance. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq Stock Market standards.

Management is responsible for our internal controls and the financial reporting process. Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm for the fiscal year ended December 31, 2023, was responsible for performing an independent audit of our consolidated financial statements in accordance with the standards established by the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Committee’s responsibility is to monitor these processes.

In the course of its oversight of our financial reporting process, the Audit Committee:

●	reviewed and discussed with management and Deloitte our audited financial statements for the fiscal year ended December 31, 2023;

●	discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees and the Securities and Exchange Commission (“SEC”);

●

received written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

●	reviewed with management and Deloitte our critical accounting policies;

●	discussed with management the quality and adequacy of our internal controls; and

●	discussed with Deloitte any relationships that may impact their objectivity and independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

By the Audit Committee,
Alison H. Mosca, Chair
Shalom Jacobovitz
Jonathon T. Gay

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. For future annual meetings, in order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our Corporate Secretary in the form prescribed by our amended and restated bylaws, as described under “Questions and Answers About the Annual Meeting and Voting—When are stockholder proposals and director nominations due for next year’s annual meeting?”

ANNEX A

FORM OF CERTIFICATE OF AMENDMENT

TO THE FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLENE INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Clene Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.    The name of this corporation is Clene Inc. This corporation was originally incorporated pursuant to the General Corporation Law on August 12, 2020 under the name Chelsea Worldwide Inc.

2.    The Board of Directors of this corporation duly adopted resolutions proposing to amend the Fourth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows.

RESOLVED, that the Fourth Amended and Restated Certificate of Incorporation of this corporation be amended by amending and restating Section 4.1 to read in its entirety as follows:

“Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 601,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), and (ii) 600,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock. The filing of this Certificate of Incorporation shall occur on the closing date of the transactions contemplated by that certain Merger Agreement, dated as of September 1, 2020, by and among Clene Nanomedicine, Inc., Fortis Advisors LLC, Tottenham Acquisition I Ltd., the Corporation (formerly known as Chelsea Worldwide Inc.) and Creative Worldwide Inc.”.

3.    This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation was approved by its stockholders at its annual meeting of stockholders on May 29, 2024 and duly executed by an authorized officer of the corporation pursuant to Section 103 of the General Corporation Law.

4.    This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, which amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [___] day of [_________], 2024.

Robert Etherington
President & Chief Executive Officer

*  *  *  *  *  *  *  *  *  *  *

A-1

ANNEX B

CLENE INC.

AMENDED 2020 STOCK PLAN

1.    Purpose. The purpose of this Amended 2020 Stock Plan (the “Plan”) is to enable Clene Inc., a Delaware corporation (the “Company”), to attract and retain the services of (i) selected employees, officers, and directors of the Company or any parent or subsidiary of the Company, and (ii) selected nonemployee agents, consultants, advisers, and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a parent or subsidiary of the Company.

2.    Shares Subject to the Plan. Subject to adjustment as provided below and in Section 8, the shares to be offered under the Plan shall consist of Common Stock of the Company (“Common Stock”), and the total number of shares of Common Stock that may be issued under the Plan shall be forty-eight million four hundred thousand (48,400,000) shares, all of which may be issued pursuant to Incentive Stock Options or any other type of award under the Plan. If an option or other award granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option or award shall again be available under the Plan. If shares awarded pursuant to the Plan are forfeited to or repurchased at original cost by the Company, the number of shares forfeited or repurchased at original cost shall again be available under the Plan.

3.    Effective Date and Duration of Plan.

3.1    Effective Date. The Plan was adopted by the board of directors of the Company (the “Board of Directors”) and became effective as of December 28, 2020 (the “Effective Date”). The Plan was approved by the Company’s stockholders on December 30, 2020. Options and stock awards pursuant to Section 7 (“Stock Awards”) may be granted at any time after the Effective Date and before termination of the Plan. An amendment to the Plan to increase the total number of shares of Common Stock that may be issued under the plan was adopted by the Board of Directors on March 27, 2023 and approved by the Company’s stockholders on May 9, 2023. A second amendment to the Plan to increase the total number of shares of Common Stock that may be issued under the plan was adopted by the Board of Directors on April __, 2024 and approved by the Company’s stockholders on May __, 2024.

3.2    Duration. The Plan shall continue in effect until the earlier of (i) the date that is 10 years after the Effective Date or (ii) such time as all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options Stock Awards then outstanding under the Plan. No options or Stock Awards may be granted under the Plan after termination of the Plan. Termination shall not affect any outstanding awards, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.    Administration.

4.1    Board of Directors. The Plan shall be administered by the Board of Directors, which shall determine and designate the individuals to whom awards shall be made (“Recipients”), the amount of the awards, and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law), and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2    Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors, and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Section 3 and Section 9.

5.    Types of Awards, Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan:  (i) grant incentive stock options (“Incentive Stock Options”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Section 6.1 and Section 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Section 6.1; and (iii) grant Stock Awards as provided in Section 7. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.

6.    Option Grants.

6.1    General Rules Relating to Options.

6.1-1    Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2    Exercise Price. The exercise price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the exercise price shall not be less than 100% of the fair market value of the Common Stock covered by the option at the date the option is granted. The fair market value shall be the closing price of the Common Stock on the last trading day before the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.1-3    Exercise of Options. Except as provided in Section 6.1-6 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the Recipient is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Section 6.1-6 and Section 8, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares.

6.1-4    Nontransferability. Each option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the Recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death, and (ii) during the Recipient’s lifetime, shall be exercisable only by the Recipient; provided, however, that the Board of Directors may permit a Non-Statutory Stock Option to be transferable by gift or domestic relations order to a Family Member of the Recipient. For purposes of the foregoing proviso, the term “Family Member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Recipient) control the management of assets, and any other entity in which these persons (or the Recipient) own more than 50% of the voting interests.

6.1-5    Duration of Options. Subject to Section 6.1-3, Section 6.1-6, and Section 6.2-2, options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no option shall be exercisable after the expiration of 10 years from the date it is granted.

6.1-6    Termination of Employment or Service.

(a)    General Rule. Unless otherwise determined by the Board of Directors, if a Recipient’s employment or service with the Company terminates for any reason other than Total Disability (as provided in Section 6.1-6(b)), death (as provided in Section 6.1-6(c)), or Cause (as provided in Section 6.1-6(d)), such Recipient’s option may be exercised at any time before the expiration date of the option or the expiration of three months after the date of termination, whichever is the shorter period, but only if and to the extent the Recipient was entitled to exercise the option at the date of termination; provided, however, that the Board of Directors may not provide for a post-termination exercise period under this Section 6.1-6(a) that ends before the earlier of (i) the expiration of 30 days after the date of termination, or (ii) the expiration date of the option.

(b)    Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if a Recipient’s employment or service with the Company terminates because of Total Disability, such Recipient’s option may be exercised at any time before the expiration date of the option or before the date one year after the date of termination, whichever is the shorter period, but only if and to the extent the Recipient was entitled to exercise the option at the date of termination; provided, however, that the Board of Directors may not provide for a post-termination exercise period under this Section 6.1-6(b) that ends before the earlier of (i) the expiration of six months after the date of termination, or (ii) the expiration date of the option. The term “Total Disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of one year or more and that causes the Recipient to be unable to perform the Recipient’s duties as an employee, director, officer or consultant of the Employer and to be unable to be engaged in any substantial gainful activity.

(c)    Termination Because of Death. Unless otherwise determined by the Board of Directors, if a Recipient dies while employed by or providing service to the Company, such Recipient’s option may be exercised at any time before the expiration date of the option or before the date one year after the date of death, whichever is the shorter period, but only if and to the extent the Recipient was entitled to exercise the option at the date of death and only by the person or persons to whom the Recipient’s rights under the option shall pass by the Recipient’s will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death; provided, however, that the Board of Directors may not provide for a post-termination exercise period under this Section 6.1-6(c) that ends before the earlier of (i) the expiration of six months after the date of termination, or (ii) the expiration date of the option.

(d)    Termination for Cause. Unless otherwise determined by the Board of Directors, if the Company terminates a Recipient’s employment or service with the Company for Cause, such Recipient’s option shall immediately terminate and cease to be exercisable, whether or not any portion of it had previously become exercisable. Unless otherwise determined by the Board of Directors, the term “Cause” means Recipient’s (i) willful failure or refusal to perform Recipient’s duties, (ii) gross negligence or intentional misconduct in connection with the performance of Recipient’s duties, or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(e)    Intentional Misconduct. Unless otherwise determined by the Board of Directors, an option shall immediately terminate and cease to be exercisable if the Recipient engages in any intentional misconduct in connection with the performance of Recipient’s duties including, but not limited to, unauthorized disclosure of any confidential or proprietary information of the Company or breach of any agreement with the Company. If the Board of Directors at any time determines that a Recipient engaged in intentional misconduct before exercising an option, the Company may elect to cancel the exercise of that option by returning to the Recipient any consideration paid on the exercise, and the Recipient shall then surrender to the Company for cancellation the stock certificate representing the shares acquired on that exercise.

(f)    Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the three-month and one-year exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

(g)    Failure to Exercise Option. To the extent that the option of any deceased Recipient or any Recipient whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

(h)    Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

6.1-7    Purchase of Shares.

(a)    Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of notice from the Recipient of the Recipient’s binding commitment to purchase shares, specifying the number of shares the Recipient desires to purchase under the option and the date on which the Recipient agrees to complete the transaction, and, if required to comply with the Securities Act of 1933 (the “Securities Act”), containing a representation that it is the Recipient’s intention to acquire the shares for investment and not with a view to distribution. If the Common Stock is publicly traded, the notice of exercise may include an irrevocable direction to a Company designated brokerage firm (on a form prescribed by the Company) to sell some or all of the purchased shares and to deliver some or all of the sale proceeds to the Company in payment of the exercise price and any required tax withholding.

(b)    Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the Recipient must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes, and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock on the last trading day before the date payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, a Recipient may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

(c)    Tax Withholding. Each Recipient who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the Recipient shall pay such amount, in cash or by check, to the Company on demand. If the Recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a Recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the amount necessary to pay tax withholding to each jurisdiction calculated at the maximum tax rate applicable to income earned in that jurisdiction.

(d)    Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option, less the number of shares, if any, surrendered in payment for the exercise price or withheld or delivered to satisfy withholding obligations.

6.1-8    Limitation on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2    Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1    Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000.00, the portion of the option or options not exceeding $100,000.00, to the extent of whole shares, will be treated as an Incentive Stock Option, and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000.00 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the Recipient designates otherwise at the time of exercise, the Recipient’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000.00 limitation. If a Recipient exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2    Limitations on Grants to 10% Stockholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the exercise price is at least 110% of the fair market value, as described in Section 6.1-2, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3    Early Dispositions. If within two years after an Incentive Stock Option is granted or within one year after an Incentive Stock Option is exercised, the Recipient sells or otherwise disposes of Common Stock acquired on exercise of the Option, the Recipient shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition, and (iii) the nature of the disposition (e.g., sale, gift, etc.).

7.    Stock Awards, Including Restricted Stock and Restricted Stock Units.

7.1    General Terms. The Board of Directors may issue shares under the Plan as Stock Awards for any consideration determined by the Board of Directors, including promissory notes and services and including no consideration or such minimum consideration as may be required by law. Stock Awards shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company, and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. Stock Awards subject to restrictions may be either restricted stock awards under which shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or restricted stock unit awards under which shares are not issued until after vesting conditions are satisfied. All Stock Awards issued pursuant to this Section 7 shall be subject to a stock award agreement, which shall be executed by the Company and the Recipient of the Stock Award. The stock award agreement may contain any terms, conditions, restrictions, representations, and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors.

7.2    Duration of Restricted Stock Units. No shares shall be issuable under a restricted stock unit award or similar Stock Award after the expiration of 10 years from the date it is granted.

7.3    Nontransferability. All restricted stock unit awards granted under the Plan and any other rights to acquire shares under this Section 7 shall by their terms be nonassignable and nontransferable by the Recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death; provided, however, that the Board of Directors may permit any such award or right to be transferable by gift or domestic relations order to a Family Member of the Recipient, as such term is defined in Section 6.1-4.

7.4    Tax Withholding. The Company may require any Recipient of a Stock Award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the Recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a Recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the amount necessary to pay tax withholding to each jurisdiction calculated at the maximum tax rate applicable to income earned in that jurisdiction.

7.5    Reduction in Reserved Shares. Upon the issuance of shares pursuant to a Stock Award, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8.    Changes in Capital Structure.

8.1    Stock Splits, Stock Dividends, Etc. If the outstanding Common Stock is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, reverse stock split, combination of shares, dividend payable in shares, recapitalization, reclassification or other distribution of Common Stock to stockholders generally without the receipt of consideration by the Company, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in (i) the number and kind of shares subject to outstanding awards, and (ii) the exercise price per share of outstanding options, so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

8.2    Mergers, Reorganizations, Etc. Unless otherwise determined by the Board of Directors, in the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, with respect to each outstanding option and Stock Award under the Plan, select one of the following alternatives:

8.2-1    The outstanding option or Stock Award shall remain in effect in accordance with its terms.

8.2-2    The outstanding option or Stock Award shall be converted into an option or Stock Award to acquire stock in one (1) or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise or purchase price of the converted option or Stock Award shall be determined by the Board of Directors, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted option or Stock Award shall be vested only to the extent that the pre-conversion option or Stock Award was vested.

8.2-3    The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which the outstanding option may be exercised to the extent then exercisable, and upon the expiration of that period, the unexercised portion of the option shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of the option so that it is exercisable in full during that period. The Board of Directors also may, in its sole discretion, accelerate the vesting of any Stock Award or provide that an unvested Stock Award shall terminate upon completion of the Transaction.

8.2-4    The outstanding option or Stock Award shall be cancelled and converted into the right to receive payments with respect to each share subject to the option or Stock Award equal to the excess of the payments received by holders of Common Stock with respect to each share of Common Stock in the Transaction over the exercise or purchase price, if any. Payments with respect to the option or Stock Award shall be in the same form (e.g., cash, stock, other securities or property) as payments to holders of Common Stock and, once payments to holders of Common Stock per share exceed the exercise or purchase price, if any, shall be paid to the Recipient at the same time as payments to holders of Common Stock; provided, however, that to the extent that the option or Stock Award was subject to vesting based on the Recipient’s continuing service, payments to the Recipient may be subject to vesting in accordance with the same vesting schedule and payments may be delayed until vested; and provided further, that no such payments shall be made more than five years after completion of the Transaction. The value of payments in any form other than cash shall be the fair market value of such payments as determined by the Board of Directors. Payments to holders of Common Stock that are withheld for an escrow fund, holdback or similar arrangement shall not be deemed to have been paid to the holders until released and actually paid.

8.2-5    If this Section 8.2-5 is specifically cited in an agreement for an outstanding option or Stock Award, or in a written consent or the minutes of a meeting of the Board of Directors pursuant to which the option or Stock Award was granted, then such outstanding option or Stock Award may not be terminated in connection with a Transaction in any manner that has an adverse effect on the Recipient without the Recipient’s prior written consent, which such written consent must specifically reference this Section 8.2-5. Absent such written consent, the option or Stock Award will vest or become exercisable according to its express terms (including any acceleration of vesting or exercisability on or in connection with a Transaction), notwithstanding the Transaction’s effect on other options or Stock Awards granted under the Plan.

8.3    Dissolution of the Company. In the event of the dissolution of the Company, options and Stock Awards shall be treated in accordance with Section 8.2-3.

8.4    Rights Issued by Another Corporation. The Board of Directors may also grant options and Stock Awards under the Plan with terms, conditions, and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options and Stock Awards granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

9.    Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect; provided, however, that any modification or amendment of the Plan shall be subject to stockholder approval to the extent required under applicable law or the rules of any stock exchange on which the Company’s shares may then be listed. Notwithstanding the foregoing, except as provided in Section 8, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

10.    Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. Notwithstanding the foregoing, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would, in the judgment of the Board of Directors, violate state or federal securities laws.

11.    Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

12.    Rights as a Stockholder. The Recipient of any award under the Plan shall have no rights as a stockholder with respect to any shares of Common Stock until the date the Recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan or as determined by the Board of Directors, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the Recipient becomes the holder of record.

13.    500 or More Optionholders/Company Assets in Excess of $10,000,000.00. If (i) the aggregate of the number of holders of options granted under the Plan and the number of holders of all other outstanding compensatory options to purchase shares of Common Stock equals or exceeds 500, and (ii) the assets of the Company at the end of the Company’s most recently completed fiscal year exceed $10,000,000.00, then the following shall apply during any period when the Company is relying on the exemption provided by Rule 12h-1(f) (“Rule 12h-1(f)”) under the Securities Exchange Act of 1934 (the “Exchange Act”):

13.1    Transfer Restrictions. The options granted under the Plan (including, prior to exercise, the shares underlying such options) may not be pledged, hypothecated or otherwise transferred (including through any short position, any “put equivalent position” as defined in Rule 16a-1(h) under the Exchange Act or any “call equivalent position” as defined in Rule 16a-1(b) under the Exchange Act), except for any transfer (i) permitted by Rule 701(c) under the Securities Act, (ii) to an executor or guardian of the Recipient upon the death or disability of the Recipient, or (iii) otherwise permitted by Rule 12h-1(f) (such permitted transferees, collectively, the “Permitted Transferees”); provided, however, that any Permitted Transferees may not further transfer the options; and provided further, that the foregoing restrictions are in addition to and not in lieu of the restrictions on transfer set forth in Section 6.1-4.

13.2    Required Information. So long as shall be required by applicable law, the Company shall provide to holders of options in accordance with Rule 12h-1(f) the information described in Rules 701(e)(3), (4) and (5) under the Securities Act every six months with the financial statements being not more than 180 days old; provided, however, that the Company may condition the provision of such information upon the Recipient’s agreement to keep the information confidential.

Amended Plan Adopted by the Board of Directors: April __, 2024

Amended Plan Approved by Stockholders: May __, 2024.

ADDENDUM A

Clene Inc.

AMENDED 2020 STOCK PLAN

(Provisions for California Participants)

With respect to awards granted to California residents in reliance on Section 25102(o) of the California Corporations Code (“California Participants”) prior to the date, if ever, on which the Common Stock becomes a Listed Security (as defined below) and/or the Company is subject to the reporting requirements of the Exchange Act, and only to the extent required by applicable law, the following provisions shall apply notwithstanding anything in the Plan or an award agreement to the contrary:

1.    With respect to options, the exercise period shall be no more than 120 months from the date the option is granted.

2.    With respect to options, the option shall be non-transferable other than by will, by the laws of descent and distribution, or, if and to the extent permitted under the award agreement, to a revocable trust or as permitted by Rule 701 of the Securities Act.

3.    With respect to options, unless employment or service is terminated for “cause” as defined by applicable law, the terms of the Plan or award agreement, or a contract of employment or service, the right to exercise the option in the event of termination of employment or service, to the extent that the optionee is entitled to exercise on the date employment or service terminates, will continue until the earlier of the option expiration date or:

(a)    At least six months from the date of termination if termination was caused by death or Permanent Disability.

(b)    At least 30 days from the date of termination if termination was caused by other than death or Permanent Disability.

“Permanent Disability” for purposes of this Addendum shall mean the inability of the optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the optionee’s position with the Company because of the sickness or injury of the optionee.

4.    The award must be granted within 10 years from the date the Plan is adopted or the date the Plan is approved by the Company’s security holders entitled to vote, whichever is earlier.

5.    Security holders representing a majority of the Company’s outstanding securities entitled to vote must approve the Plan by the later of (a) within 12 months before or after the date the Plan is adopted, or (b) prior to the granting of any award to a California Participant.   Any option exercised or award granted before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained.

6.    Notwithstanding anything to the contrary in Section 8.1 of the Plan, the Board of Directors shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code.

7.    The Company will provide financial statements to each award recipient annually during the period such individual has one or more awards outstanding, or as otherwise required under Section 260.140.46 of Title 10 of the California Code of Regulations. Notwithstanding the foregoing, the Company will not be required to provide such financial statements to award recipients when (a) issuance is limited to key persons whose duties in connection with the Company assure them access to equivalent information, or (b) the Plan complies with all conditions of Rule 701 of the Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

8.    For purposes of this Addendum, “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority (or any successor thereto).

9.    This Addendum shall no longer be part of the Plan at such time as the Company’s Common Stock becomes a Listed Security and/or the Company is subject to the reporting requirements of the Exchange Act.

ANNEX C

FORM OF CERTIFICATE OF AMENDMENT

TO THE FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLENE INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Clene Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.    The name of this corporation is Clene Inc. This corporation was originally incorporated pursuant to the General Corporation Law on August 12, 2020 under the name Chelsea Worldwide Inc.

2.    The Board of Directors of this corporation duly adopted resolutions proposing to amend the Fourth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows.

RESOLVED, that the Fourth Amended and Restated Certificate of Incorporation of this corporation be amended by amending and restating Section 4.1 to read in its entirety as follows:

“Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is [301,000,000]/[601,000,000] shares, consisting of (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), and (ii) [300,000,000]/[600,000,000] shares of Common Stock, par value $0.0001 per share (“Common Stock”).1 The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock. The filing of this Certificate of Incorporation shall occur on the closing date of the transactions contemplated by that certain Merger Agreement, dated as of September 1, 2020, by and among Clene Nanomedicine, Inc., Fortis Advisors LLC, Tottenham Acquisition I Ltd., the Corporation (formerly known as Chelsea Worldwide Inc.) and Creative Worldwide Inc.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each [5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20]2  shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder's Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the Nasdaq Capital Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

1 Contingent upon the approval of Proposal No. 5.

2 The Board adopted a resolution approving 16 separate amendments to the Fourth Amended and Restated Certificate of Incorporation, of the Company. These amendments approve the combination of any whole number of shares of Common Stock between and including 5 and 20 into one share of Common Stock. By approving Proposal No. 7, you are approving each of the 16 amendments proposed by the Board. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board to be in the best interests of the Corporation and its stockholders. The other 15 proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board may also elect not to do any reverse split in which all 16 proposed amendments will be abandoned. In accordance with these resolutions, the Board will not implement any amendment providing for a different split ratio.

C-1

3.    This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation was approved by its stockholders at its annual meeting of stockholders on May 29, 2024 and duly executed by an authorized officer of the corporation pursuant to Section 103 of the General Corporation Law.

4.    This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, which amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [___] day of [_________], 2024.

Robert Etherington
President & Chief Executive Officer

*  *  *  *  *  *  *  *  *  *  *

C-2

CLENE

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O CLENE INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CLNN2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V41375-P07586 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLENE INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to serve until the 2027 annual meeting of stockholders	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Jonathon T. Gay
02) Vallerie V. McLaughlin, M.D.
03) Reed N. Wilcox

The Board of Directors recommends you vote FOR proposals 2, 3, 5, 6, 7, and 8, and for 1 YEAR on proposal 4.

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year 2024.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our Named Executive Officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Indication, on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of our Named Executive Officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

V41376-P07586

CLENE INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 29, 2024

The stockholder(s) hereby appoint(s) Morgan R. Brown and Jerry Miraglia, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Clene Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on Wednesday May 29, 2024. The Annual Meeting will be a completely virtual meeting of stockholders and will be conducted via a live audio webcast at https://www.virtualshareholdermeeting.com/CLNN2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3, 5, 6, 7, AND 8, AND FOR 1 YEAR ON PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side